As filed with the Securities and Exchange Commission on September 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST MAJESTIC SILVER CORP.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	1041	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

925 West Georgia Street, Suite 1800

Vancouver, British Columbia V6C 3L2

Canada

(604) 688-3033

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia V6E 2M6 Canada (604) 630-5199	David Soares Chief Financial Officer First Majestic Silver Corp. 925 West Georgia Street, Suite 1800 Vancouver, British Columbia V6C 3L2 Canada (604) 688-3033	James Beeby Bennett Jones LLP 666 Burrard Street, Suite 2500 Vancouver, British Columbia V6C 2X8 Canada (604) 891-5326

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X] at some future date (check appropriate box below)
1.	[ ] pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).
2.

[ ] pursuant to Rule 467(b) on (   ) at (   ) (designate a time seven calendar days or sooner after filing) because the securities   regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (   ).

3.

[X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities   regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	[ ] after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

This short form prospectus is a base shelf prospectus. This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada other than Québec (the “Qualifying Provinces”) that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. This short form base shelf prospectus is filed in reliance on an exemption from the preliminary base shelf prospectus requirements for a well-known seasoned issuer.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale therein and only by persons permitted to sell such securities. See “Plan of Distribution”.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at its head office at Suite 1800 – 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, telephone (604) 688-3033 and are also available electronically at www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue and Secondary Offering	September 24, 2025

COMMON SHARES

SUBSCRIPTION RECEIPTS

WARRANTS

UNITS

This short form base shelf prospectus (the “Prospectus”) relates to the offer and sale by First Majestic Silver Corp. (“First Majestic”, the “Company”, “we” or “us”) from time to time of common shares (the “Common Shares”), subscription receipts (the “Subscription Receipts”), warrants to purchase other Securities (as defined herein) (the “Warrants”) and units (the “Units”) comprised of one or more of any of the other securities or any combination of such securities (all of the foregoing, collectively, the “Securities”) or any combination thereof in one or more series or issuances during the 25-month period that this Prospectus, including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (each, a “Prospectus Supplement”). In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities. One or more securityholders (each, a “Selling Securityholder”) of the Company may also offer and sell Securities under this Prospectus. See “Selling Securityholders”.

As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders (as defined herein). See “Well-Known Seasoned Issuer”. All applicable information permitted under applicable laws to be omitted from this Prospectus, including as permitted under the WKSI Blanket Orders, will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery is available. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains. Prospective investors should read this Prospectus and any applicable Prospectus Supplement carefully before investing in any Securities issued pursuant to this Prospectus.

First Majestic is permitted, under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements incorporated by reference herein have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is governed by the laws of British Columbia, Canada, that some or all of its officers and directors are residents of a foreign country, that some or all of the experts named in this Prospectus are, and the underwriters, dealers or agents named in any Prospectus Supplement may be, residents of a foreign country, and a substantial portion of the assets of the Company and said persons may be located outside of the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Prospective investors should be aware that the acquisition of the Securities may have tax consequences in Canada and the United States. Such consequences may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement, if any, with respect to a particular offering of Securities.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement, including, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, whether the Common Shares are being offered for cash, and any other terms specific to the Common Shares; (ii) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, whether the Subscription Receipts are being offered for cash, the terms, conditions and procedures for the conversion of the Subscription Receipts into other Securities, the designation, number and terms of such other Securities, and any other terms specific to the Subscription Receipts; (iii) in the case of Warrants, the number of Warrants being offered, the offering price, whether the Warrants are being offered for cash, the designation, number and terms of the other Securities purchasable upon exercise of the Warrants, and any procedures that will result in the adjustment of those numbers, the exercise price, the dates and periods of exercise and any other terms specific to the Warrants being offered; and (iv) in the case of Units, the number of Units being offered, the offering price and the number and terms of the Securities comprising the Units. See “Plan of Distribution”. A Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

The Company and the Selling Securityholder(s) may offer and sell Securities to, or through, underwriters, dealers or agents and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions under applicable securities laws. See “Plan of Distribution”. The Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company or the Selling Securityholder(s), if any, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102—Shelf Distributions. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale, at prices determined by reference to the prevailing price of a specified Security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions may be commenced, interrupted or discontinued at any time. However, no underwriter of an “at-the-market distribution”, as defined in National Instrument 44-102 Shelf Distributions (“NI 44-102”), and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities. A purchaser who acquires Securities forming part of the underwriters’, dealers’ or agents’ over-allotment position acquires those Securities under this Prospectus and the Prospectus Supplement relating to the particular offering of Securities, regardless of whether the over-allotment position is ultimately filled through the exercise of the over-allotment option or secondary market purchases. See “Plan of Distribution”.

The outstanding Common Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “AG”. On September 23, 2025 the last trading day prior to the date of this Prospectus, the closing price of the Common Shares was C$16.34 on the TSX and US$11.80 on the NYSE.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. See “Risk Factors”.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities.

Investing in the Securities involves significant risks. Prospective purchasers of the Securities should carefully consider the risk factors described under the heading “Risk Factors” and elsewhere in this Prospectus, in documents incorporated by reference in this Prospectus and in the applicable Prospectus Supplement with respect to a particular offering of Securities.

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See “Currency Presentation and Exchange Rate Information”.

The Company’s head office is located at Suite 1800 – 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, and its registered office is located at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8.

Keith Neumeyer, the President, Chief Executive Officer and a director of the Company, Thomas F. Fudge, Jr., a director of the Company, Daniel Muñiz Quintanilla, a director of the Company, and Ayesha Hira, a director of the Company, reside outside of Canada and have appointed Bennett Jones LLP at Suite 2500 – 666 Burrard Street, Vancouver, British Columbia V6C 2X8 as agent for service of process in Canada.

David Rowe, CPG, Michael Jarred Deal, RM SME and David W. Wanner, P.E., Dawn H. Garcia, PG, CPG, Adam Johnston, FAusIMM CP (Metallurgy), Ronald Turner, P.Geo., MAusIMM CP, Matthew L. Fuller, L.E.G., P.Geo. and Mathew Oommen, MAusIMM, Registered Member SME, each of whom has prepared certain technical reports or information relating to the Company’s mining properties, reside outside of Canada. Prospective investors are advised that it may not be possible for investors to enforce judgements obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

This Prospectus includes or incorporates by reference a summary description of certain material agreements of the Company. The summary description discloses all attributes material to an investor in Securities but is not complete and is qualified by reference to the terms of the applicable material agreements, which have been filed by the Company with the Canadian securities regulatory authorities and are available under the Company’s profile on SEDAR+ (as defined below). Prospective investors are encouraged to read the full text of such material agreements. Any graphs and tables demonstrating the historical performance of the Company or its material properties that are contained in or incorporated by reference in this Prospectus are intended only to illustrate past performance and are not necessarily indicative of future performance.

Readers should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement. The Company has not authorized anyone to provide readers with different information. The Company is not making an offer to sell or seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. Readers should not assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate as of any date other than the date of such documents, regardless of the time of delivery of this Prospectus and any applicable Prospectus Supplement or of any sale of the Securities. Information contained on the Company’s website should not be deemed to be a part of this Prospectus or incorporated by reference herein and should not be relied upon by prospective investors for the purpose of determining whether to invest in the Securities.

Market data and certain industry forecasts used in this Prospectus or any applicable Prospectus Supplement and the documents incorporated by reference herein or therein were obtained from market research, publicly available information and industry publications. The Company believes that these sources are generally reliable, but the accuracy and completeness of the information is not guaranteed. The Company has not independently verified this information and does not make any representation as to the accuracy of this information.

References to “First Majestic”, “the Company”, “we” or “us” include direct and indirect subsidiaries of First Majestic, where applicable.

- i -

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Prospectus and the documents incorporated by reference herein contain “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, “forward-looking statements”). Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “seek”, “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “predict”, “forecast”, “potential”, “targeting”, “intend”, “could”, “might”, “should”, “believe” and similar expressions) are not statements of historical fact and may be “forward-looking statements”. These statements relate to future events or the Company’s future performance, business prospects or opportunities that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management made in light of management’s experience and perception of historical trends, current conditions and expected future developments. Forward-looking statements include, but are not limited to statements with respect to:

•	the redemption and/or conversion of the Company’s securities;

•	the Company’s business strategy;

•	future planning processes;

•	future financings;

•	commercial mining operations, anticipated mineral recoveries, projected quantities of future mineral production, interpretation of drill results and other technical data;

•	anticipated development, expansion, exploration activities and production rates and mine plans and mine life;

•	metal price assumptions and mining cost assumptions;

•	the estimated cost and timing of plant improvements at the Company’s operating mines and development of the Company’s development projects;

•	the temporary suspension of mining activities at Jerritt Canyon (as defined herein);

•	the timing of completion of exploration and drilling programs and capital projects and preparation of technical reports;

•	viability of the Company’s projects;

•	the 2024 Share Repurchase Program (as defined in the Annual Information Form);

•	the restarting of operations or potential interim plans at the Company’s temporarily suspended and/or non- operating mines;

•	potential metal recovery rates;

•	anticipated reclamation and decommissioning activities;

•	conversion of Mineral Resources to Proven and Probable Mineral Reserves;

•	analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable;

•

the Company’s future financial position including operating efficiencies, cash flow, capital budgets, costs and expenditures, cost savings, allocation of capital, payment of dividends, and statements with respect to the recovery of value added tax receivables and the tax regime in Mexico;

•	the Company’s share price;

•	the operations of mines that are not wholly-owned or that are owned through joint arrangements;

•

the conduct, timing, or outcome of outstanding litigation, regulatory proceedings, negotiations or proceedings under the North American Free Trade Agreement or other claims and the compliance by counterparties with judgments or decisions;

•	statements with respect to the recovery of value added tax receivables and the tax regime in Mexico;

•	the Company’s plans with respect to enforcement of certain judgments in favour of the Company and the likelihood of collection under those judgments;

•	the impact of amendments on accounting policies;

•

the Company’s ability to comply with future legislation or regulations including amendments to Mexican mining legislation and the Company’s intent to comply with future regulatory and compliance matters;

•	future regulatory trends, future market conditions, future staffing levels and needs and assessment of future opportunities of the Company;

•	assumptions of management;

•	maintaining relations with local communities;

•	maintaining relations with employees;

•	renewing contracts related to material properties;

•	the global economy and the market for the Company’s products and securities;

•	the potential impact of tariffs imposed by governments;

•	operations at the Company’s minting facility;

•	factors that may impact Mineral Reserve and Mineral Resource estimates;

•	potential environmental liabilities and material climate impacts relating to mining operations;

•	the Company’s ability to implement mining recommendations;

•	those factors identified under the caption “Risk Factors” in the Annual Information Form; and

•	other statements identified as such in the documents incorporated by reference herein.

All statements other than statements of historical fact may be forward-looking statements. Statements concerning Proven and Probable Mineral Reserves and Mineral Resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered as and if the property is developed, and in the case of Measured and Indicated Mineral Resources or Proven and Probable Mineral Reserves, such statements reflect the conclusion based on certain assumptions that the mineral deposit can be economically exploited.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. These forward-looking statements involve risks and uncertainties relating to, among other things, global and local economic conditions, inflation and risk of economic downturn, uncertainties involved in interpreting drilling results and other geological data, environmental and health and safety risks, including public health threats and climate related risks, changes in commodity prices and, particularly, silver and gold prices, changes in exchange rates and interest rates, access to skilled mining development and mill production personnel, labour relations, costs of labour, conflicts of interests involving key persons, relations with local communities and indigenous groups, uncertainties related to the necessity of financing, results of exploration and development activities, risks inherent in the development, construction and permitting of all new mining projects or in restarting production at any of the Company’s nonproducing mines, accuracy of reserve and resource estimates and the calculation of silver recovery, uninsured risks, defects in title, availability and costs of materials and equipment, inability to meet future financing needs on acceptable terms, changes in national or local governments, risks relating to declaration, timing and payment of dividends, availability of strategic alternatives, risks in connection with acquisitions and dispositions, risks related to integration of acquired businesses, hedging risk, equity price risks related to the Company’s holding of long-term investments in other companies, risks related to the market price of the Company’s shares, indebtedness risk, counterparty credit and liquidity risks, civil disobedience, changes in applicable legislation or application thereof, the ability of the Company to comply with applicable laws, regulations and permitting requirements, security risks, political and country risks, including risks associated with the ongoing hostilities in Ukraine and the Middle East, climate change events including, but not limited to, drought and hurricane conditions, the adoption of tariffs and evolving trade policy between the United States and other countries, including China, Mexico and Canada, timeliness of government approvals, results of litigation including appeals of judgements, resolutions of claims and arbitration proceedings, negotiations and regulatory proceedings, decisions regarding modifications to mining plans, availability of time on court calendars in Canada and elsewhere, the recognition of Canadian judgements under Mexican law, the possibility of settlement discussions and the insufficiency of a defendant’s assets to satisfy any judgement amount, assessments by government agencies, actual performance of facilities, equipment, processes relative to specifications and expectations and unanticipated environmental impacts on operations, and outcomes of tax assessments, audits and reassessments in Mexico. This is not an exhaustive list of the risks and other factors that may affect any of the Company’s forward-looking statements. Additional factors that could cause actual results to differ materially include, but are not limited to, the risk factors referred to under “Risk Factors” in this Prospectus, as well as those described in the documents incorporated by reference herein, and in particular under the heading “Risk Factors” in the Annual Information Form.

The Company believes that the expectations reflected in those forward-looking statements are reasonable, but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Prospectus, including the documents incorporated by reference herein, should not be unduly relied upon. These statements speak only as of the date of this Prospectus or as of the date specified in the documents incorporated by reference in this Prospectus, as the case may be. The Company does not intend, and does not assume any obligation, to update these forward-looking statements, except as required by applicable laws. Actual results may differ materially from those expressed or implied by such forward-looking statements.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

Information concerning the Company’s mineral properties contained in this Prospectus, including documents incorporated by reference herein, has been prepared in accordance with the requirements of Canadian securities laws, which differ in material respects from the requirements of the United States Securities and Exchange Commission applicable to domestic United States issuers. Accordingly, this disclosure is not comparable to the disclosure of United States issuers subject to the SEC’s mining disclosure requirements.

See “Glossary of Certain Technical Terms” in the Annual Information Form, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and the documents incorporated by reference herein.

FINANCIAL INFORMATION

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus is determined using IFRS Accounting Standards, which differs from United States generally accepted accounting principles.

NON-GAAP MEASURES

This Prospectus and the documents incorporated herein by reference may include certain non-GAAP measures including “Cash costs per silver equivalent ounce”, “All-in sustaining cost (“AISC”) per silver equivalent ounce”, “AISC per gold ounce”, “Production cost per tonne”, “Average realized silver price per silver equivalent ounce”, “Average realized gold price”, “Adjusted net earnings”, “Adjusted earnings per share”, “Earnings before interest, tax, depreciation and amortization” (“EBITDA”), “Adjusted EBITDA”, “Free cash flow” and “Working capital” to supplement its consolidated financial statements, which are presented in accordance with IFRS Accounting Standards. The terms IFRS Accounting Standards and generally accepted accounting principles (“GAAP”) are used interchangeably throughout this Prospectus. The Company believes that these measures, together with measures determined in accordance with IFRS Accounting Standards, provide investors with an improved ability to evaluate the underlying performance of the Company. Non-GAAP measures do not have any standardized meaning prescribed under IFRS Accounting Standards and the methods used by the Company to calculate such measures may differ from methods used by other companies with similar descriptions, therefore they may not be comparable to similar measures employed by other companies. The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with IFRS Accounting Standards. These measures have been derived from the Company’s financial statements and applied on a consistent basis. For a complete description of how the Company calculates such measures and a reconciliation of certain measures to IFRS Accounting Standards terms please see “Non-GAAP Measures” in the Company’s most recent management’s discussion and analysis filed on SEDAR+ and EDGAR (as defined below).

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements of the Company incorporated by reference in this Prospectus are reported in United States dollars. In this Prospectus, all dollar amounts referenced, unless otherwise indicated, are expressed in United States dollars and are referred to as”$” or “US$”. Canadian dollars are referred to as “C$”. The following table sets forth, for the periods indicated, the high, low, closing and average exchange rates for US$1.00, expressed in Canadian dollars, published by the Bank of Canada during the respective periods.

	Six Months Ended June 30,	Year Ended December 31
	2025	2024	2023	2022
High	1.4603	1.4416	1.3875	1.3856
Low	1.3558	1.3316	1.3128	1.2451
Closing	1.3643	1.4389	1.3226	1.3544
Average	1.4094	1.3698	1.3497	1.3013

On September 23, 2025, the last business day prior to the date of this Prospectus, the exchange rate for Canadian dollars in terms of the United States dollar, as quoted by the Bank of Canada, was US$1.00 =  C$1.3832.

WELL-KNOWN SEASONED ISSUER

The securities regulatory authorities in each of the provinces and territories of Canada have adopted substantively harmonized blanket orders, including British Columbia Instrument 44-503 Exemption from Certain Prospectus Requirements for Canadian Well-known Seasoned Issuers (together with the equivalent local blanket orders in each of the other provinces and territories of Canada, collectively, the “WKSI Blanket Orders”). This Prospectus has been filed by the Company in reliance upon the WKSI Blanket Orders, which permit “well-known seasoned issuers”, or “WKSIs”, to file a final short form base shelf prospectus as the first public step in an offering, and exempt qualifying issuers from certain disclosure requirements relating to such final short form base shelf prospectus. As of the date hereof, the Company has determined that it qualifies as a “well-known seasoned issuer” under the WKSI Blanket Orders.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces of Canada other than Québec (the “Qualifying Provinces”). Copies of the documents incorporated herein by reference may be obtained on request without charge from the General Counsel & Corporate Secretary of the Company at its head office at Suite 1800 – 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2, telephone (604) 688-3033, and are also available electronically in Canada through the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.ca or in the United States through the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

As of the date hereof, the following documents, filed by the Company with the securities commissions or similar authorities in each of the Qualifying Provinces, are specifically incorporated by reference into, and form an integral part of, this Prospectus provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this Prospectus or a Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference in the Prospectus or a Prospectus Supplement, as further described below:

(a)

the annual information form of the Company for the year ended December 31, 2024 dated March 31, 2025 (the “Annual Information Form”), except for the information contained under the headings “San Dimas Silver/Gold Mine, Durango and Sinaloa States, Mexico” and “La Encantada Silver Mine, Coahuila State, Mexico” therein, which have been superseded by the information contained herein under the headings “San Dimas Silver/Gold Mine” and “La Encantada Silver Mine”, respectively;

(b)

the audited consolidated financial statements of the Company as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, and the notes thereto, together with the reports of independent registered public accounting firm thereon;

(c)	the management’s discussion and analysis of the Company for the year and quarter ended December 31, 2024;

(d)	the management information circular of the Company dated April 8, 2025, prepared in connection with the annual meeting of shareholders of the Company held on May 20, 2025;

(e)

the unaudited condensed interim consolidated financial statements of the Company as of June 30, 2025 and for the three and six months ended June 30, 2025 and June 30, 2024, together with the notes thereto (the “Interim Financial Statements”);

(f)	the management’s discussion and analysis of the Company for the quarter ended June 30, 2025;

(g)	the material change report dated January 16, 2025 in respect of the closing of the Company’s acquisition of Gatos Silver, Inc.; and

(h)	the business acquisition report dated April 11, 2025 filed in connection with the Company’s acquisition of Gatos Silver, Inc.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 Short Form Prospectus Distributions filed by the Company with the securities commissions or similar regulatory authorities in the applicable provinces of Canada after the date of this Prospectus and prior to the termination of any offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished by the Company to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement (as defined below) of which this Prospectus forms a part (in the case of Form 6-K and

Form 8-K, if and to the extent set forth therein). The Company may also incorporate other information filed with or furnished to the SEC under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus; rather only such statement as modified or superseded shall be considered to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus to the extent required under applicable securities laws except in cases where an exemption from such delivery has been obtained and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement, but only for the purposes of the offering of Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual audited consolidated financial statements and management’s discussion and analysis being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the term of this Prospectus: (i) the previous annual information form, the previous annual audited consolidated financial statements and related management’s discussion and analysis; (ii) all interim financial statements and related management’s discussion and analysis, all material change reports and all business acquisition reports filed by the Company prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed; and (iii) any business acquisition report for acquisitions completed since the beginning of the financial year in respect of which the new annual information form is filed (unless such report is incorporated by reference into the current annual information form or less than nine months of the acquired business or related businesses operations are incorporated into the Company’s current annual audited consolidated financial statements) shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the accompanying management’s discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous interim consolidated financial statements and the accompanying management’s discussion and analysis filed shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, upon a new management information circular for the annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the period that this Prospectus is effective, the previous management information circular filed in respect of the prior annual meeting of shareholders shall no longer be deemed to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. In addition, certain marketing materials (as that term is defined in applicable Canadian securities legislation) may be used in connection with a distribution of Securities under this Prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in applicable Canadian securities legislation) pertaining to a distribution of Securities, and filed by the Company after the date of the Prospectus Supplement for the distribution and before termination of the distribution of such Securities, will be deemed to be incorporated by reference into that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

The Company has not provided or otherwise authorized any other person to provide investors with information other than as contained or incorporated by reference in this Prospectus or any Prospectus Supplement. If an investor is provided with different or inconsistent information, he or she should not rely on it.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement (as defined below) of which this Prospectus forms a part: (1) the documents listed under “Documents Incorporated by Reference”; (2) the consents of auditors and experts; and (3) powers of attorney from certain of the Company’s directors and officers. A copy of the form of any applicable warrant agreement or subscription receipt agreement will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

AVAILABLE INFORMATION

The Company is subject to the information reporting requirements of the Exchange Act and applicable Canadian requirements and, in accordance therewith, files reports and other information with the SEC and with securities regulatory authorities in Canada. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, such reports and other information may generally be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act. Prospective investors may read and download any public document that the Company has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR+ at www.sedarplus.ca. The reports and other information filed and furnished by the Company with the SEC can be inspected on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and the exhibits thereto. Statements contained in or incorporated by reference into this Prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the Registration Statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

THE COMPANY

First Majestic is in the business of the production, development, exploration and acquisition of mineral properties with a focus on silver and gold production, primarily in Mexico. As such, the Company’s business is dependent on foreign operations.

The Company presently owns and operates four producing mines in Mexico:

1.	the wholly-owned San Dimas Silver/Gold Mine in Durango State, Mexico (“San Dimas”);

2.	the wholly-owned Santa Elena Silver/Gold Mine in Sonora State, Mexico (“Santa Elena”);

3.	a 70% joint venture interest in the Cerro Los Gatos Silver Mine in Chihuahua, Mexico, acquired in January 2025 and held through a joint venture with Dowa Metals & Mining Co., Ltd.; and

4.	the wholly-owned La Encantada Silver Mine in Coahuila State, Mexico (“La Encantada”).

Technical information about San Dimas and La Encantada is contained in this Prospectus under the headings “San Dimas Silver/Gold Mine” and “La Encantada Silver Mine”, respectively, and supersedes the technical disclosure for San Dimas and La Encantada in the Company’s Annual Information Form.

First Majestic also owns the Jerritt Canyon Gold Mine (“Jerritt Canyon”) in Elko, Nevada, USA. In March 2023, First Majestic temporarily suspended all operating activities at Jerritt Canyon to focus on exploration, definition, and expansion of the mineral resources and optimization of mine planning and plant operation.

In addition, the Company owns the following non-material properties:

1.	the San Martín Silver Mine in Jalisco State, Mexico, currently under care and maintenance;

2.	the Del Toro Silver Mine in Zacatecas State, Mexico, currently under care and maintenance; and

3.	the La Luz Silver Project, an advanced-stage silver development project in San Luis Potosi State, Mexico.

The Company does not consider the San Martin Silver Mine, the Del Toro Silver Mine or La Luz Silver Project to be material properties for the purposes of National Instrument 51-102 Continuous Disclosure Obligations or National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The Mineral Resources and Reserves reported in this Prospectus and the documents incorporated by reference herein represent the most up to date revisions completed for the Company’s operations and properties. Investors are cautioned against relying on such Mineral Resource and Reserve estimates since these estimates are based on certain assumptions regarding future events and performance such as: commodity prices, operating costs, taxes, metallurgical performance and commercial terms. Interpretations and Resource and Reserve estimates are based on limited sampling information that may not be representative of the mineral deposits.

In addition, the Company recently established a new, 100%-owned and operated minting facility (“First Mint”), located in Las Vegas, Nevada, through a subsidiary of the Company, First Mint, LLC. By vertically integrating the production of investment-grade fine silver bullion, First Mint allows First Majestic to sell a substantially greater portion of its silver production directly to its shareholders and bullion customers. Bullion sales out of First Mint commenced at the end of the first quarter of 2024, following the completion of commissioning for the facility.

Further information regarding the business of the Company, its operations and its mineral properties can be found in the Annual Information Form and the documents incorporated by reference into this Prospectus. See “Documents Incorporated by Reference”.

Recent Developments

On March 31, 2025, the Company provided its 2024 Mineral Reserve and Mineral Resource estimates for its four producing mines in Mexico. The Company increased its silver equivalent ounce Proven and Probable Reserves by 45%, and its Measured & Indicated, and Inferred Mineral Resources by 25% and 23%, respectively.

On April 9, 2025, the Company announced its total production for the first quarter of 2025 from the Company’s four producing underground mines in Mexico. The mines reached 7.7 million silver equivalent ounces, consisting of 3.7 million silver ounces, 36,469 gold ounces, 12.5 million pounds of zinc and 7.5 million pounds of lead.

On April 10, 2025, the Company announced the release of its 2024 Sustainability Report, which summarized the Company’s sustainability-related performance for the 2024 calendar year.

On April 11, 2025, the Company entered into an agreement to amend its senior secured revolving credit facility with the Bank of Montreal, the Bank of Nova Scotia, the Toronto-Dominion Bank, BMO Bank, N.A., National Bank of Canada, by, among other things, extending its maturity date from June 29, 2026 to April 11, 2028.

On May 5, 2025, the Company’s board of directors declared a dividend payment of $0.0045 per Common Share for the first quarter of 2025 to shareholders of record as of the close of business on May 16, 2025.

On May 20, 2025, the Company announced voting results from its 2025 Annual General Meeting of shareholders, including the election of Ayesha Hira to the Company’s board of directors.

On May 28, 2025, the Company reported a second significant discovery of vein-hosted gold and silver mineralization within a year at Santa Elena, the Santo Niño vein, and drilling results from the Navidad discovery.

On July 8, 2025, the Company provided its updated full year 2025 guidance, including updates to its capital budget and capital investments for 2025. The Company also announced its total production for the second quarter of 2025 from the Company’s four producing underground mines in Mexico, with the mines reaching 7.9 million silver equivalent attributable ounces, consisting of 3.7 million silver ounces, 33,865 gold ounces, 16.1 million pounds of zinc and 9.0 million pounds of lead.

On August 14, 2025, the Company announced its financial results for the second quarter of 2025, and its board of directors declared a dividend payment of $0.0048 per Common Share for the second quarter of 2025 to shareholders of record as of the close of business on August 29, 2025.

On August 18, 2025, the Company announced exploration results from its ongoing exploration program at the San Dimas Silver/Gold Mine.

On September 3, 2025, the Company announced drilling results from its 2024/2025 exploration programs at the Los Gatos Silver Mine.

SAN DIMAS SILVER/GOLD MINE

The technical information set out below in respect of San Dimas is summarized from the technical report titled “San Dimas Silver/Gold Mine, Durango and Sinaloa States, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Estimates” with an effective date of August 31, 2025 (the “San Dimas Technical Report”). The effective date of the Mineral Resource and Mineral Reserve estimates presented in the San Dimas Technical Report is December 31, 2024. The San Dimas Technical Report was prepared in accordance with NI 43-101 by Gonzalo Mercado, P.Geo., David Rowe, CPG, Michael Jarred Deal, RM SME, Andrew Pocock, P.Eng., and María Elena Vázquez Jaimes, P.Geo.

Reference should be made to the full text of the San Dimas Technical Report which is available for review on SEDAR+ at www.sedarplus.ca. For greater certainty, the San Dimas Technical Report is not incorporated by reference herein.

Property Description, Location and Access

The San Dimas mine is an actively producing silver and gold mining complex owned and operated by the Company’s wholly owned indirect subsidiary, Primero Empresa Minera, S.A. de C.V. The San Dimas mine is located near the town of Tayoltita on the borders of the states of Durango and Sinaloa, approximately 125 kilometres (“km”) northeast of Mazatlán, Sinaloa, and 150 km west of the city of Durango, in Durango State, Mexico. The San Dimas mine is centered on latitude 24°06’38” N and longitude 105°55’36”W.

Access to San Dimas is by air or road from the city of Durango and Mazatlán. Flights from either Mazatlán or Durango to the town of Tayoltita require approximately 40 minutes. Road access from Durango is through a 112 km paved road plus 120 km service road to Tayoltita, this trip requires about six and a half hours. Road access from Mazatlán is through a newly constructed ~240km paved road, this trip requires approximately 4 hours to complete.

Water for the mining operations is obtained from wells, underground dewatering, recycled from processing activities and from the Piaxtla River. The main infrastructure consists of roads, a townsite, an airport, the Tayoltita mill crushing and processing facilities, the Tayoltita/Cupias dry-stack tailings facilities, the Las Truchas hydroelectric generation facilities (the “Las Truchas Facilities”), four LNG 1 MW generators recently installed in 2025, and a backup portable diesel power generation site. The main administrative offices and employee houses, the warehouses, assay laboratory, core shack and other facilities are located in Tayoltita.

San Dimas is located in the central part of the Sierra Madre Occidental (the “SM Occidental”), a mountain range characterized by rugged topography with steep, often vertical, walled valleys, and narrow canyons. Elevations vary from 2,400 metres above mean sea level (“masl”) on the high peaks to elevations of 400 masl in the valley floor of the Piaxtla River.

The San Dimas mine consists of 119 individual concessions covering 71,867 hectares (“ha”) in total that have been organized into six groups of concessions. There are no royalties to be paid on the San Dimas mining concessions, other than certain government royalties referenced in the section “General Development of the Business—Taxation” in the Company’s Annual Information Form. In 2025, the Mexican federal government increased the royalty rate on the special mining duty referenced therein from 7.5% to 8.5% and increased the royalty rate on the environmental duty referenced therein from 0.5% to 1.0% on revenues from the sale of gold, silver and platinum.

On May 8, 2023, the Mexican government enacted a decree amending several provisions of the Mining Law, the Law on National Waters, the Law on Ecological Equilibrium and Environmental Protection and the General Law for the Prevention and Integral Management of Waste (the “Decree”), which became effective on May 9, 2023. These amendments may have an impact on the Company’s current and future exploration activities and operations in Mexico and the extent of such impact is yet to be determined but could be material for the Company. For further information, see “Amendments to Mining and Other Related Laws in Mexico” in the Company’s Annual Information Form.

First Majestic is party to a precious metals purchase (streaming) agreement with Wheaton Precious Metals which entitles Wheaton Precious Metals to receive 25% of the gold equivalent production from the San Dimas mine converted at a fixed exchange ratio of silver to gold at 70 to 1 in exchange for ongoing payments equal to the lesser of $639.91 per ounce (as of December 31, 2024, increasing every May 10th by 1%) and the prevailing market price for each gold equivalent ounce delivered under the agreement. The exchange ratio includes a provision to adjust the gold to silver ratio if the average gold to silver ratio moves above or below 90:1 or 50:1, respectively, for a period of six months. Effective April 30, 2025, the six-month average gold/silver price ratio reached 90:1 and therefore the payable gold equivalent reference to 70 was amended to 90.

First Majestic (and its predecessor companies) secured surface rights by either acquisition of private and public land or by entering into temporary occupation agreements with surrounding Ejido communities. The surface right agreements in place with the communities provide for use of surface land for exploration activities and mine-related ventilation infrastructure. Current agreements cover the operation for the Company’s current Life of Mine (“LOM”) plan presented in the San Dimas Technical Report.

The Company has material permits for the current operations. The Company is waiting on final resolution documents for select new environmental permits requested to the competent authorities in connection with specific projects/upgrades.

History

The San Dimas property contains a series of epithermal gold silver veins that have been mined intermittently since 1757. Modern mining began in the 1880s, by the American-owned San Luis Mining Company and the Mexican-owned Candelaria Company.

In 1961, Minas de San Luis, a company owned by Mexican interests, acquired 51% of the San Dimas group of properties and assumed operations of the mine. In 1978, the remaining 49% interest in the mine was obtained by Luismin S.A. de C.V (“Luismin”). In 2002, Wheaton River Minerals Ltd. (“Wheaton River”) acquired the property from Luismin and in 2005 Wheaton River merged with Goldcorp Inc. (“Goldcorp”). Under its prior name Mala Noche Inc., Primero Mining Corp. (“Primero”) acquired San Dimas from subsidiaries of Goldcorp in August 2010. In May 2018, First Majestic acquired 100% interest in San Dimas property through acquisition of Primero.

Historical production through December 2024 from San Dimas is estimated at more than 766 Moz of silver and more than 11.1 Moz of gold, placing the district third in Mexico for precious metal production after Pachuca and Guanajuato. The majority of this production was prior to First Majestic’s acquisition of the property. The average production rate by First Majestic during 2019–2024 was approximately 2,100 tonnes per day (“tpd”).

Historical mined tonnes and metal production from 2014 to 2024 for the San Dimas mine are shown in Figures 1 and 2 below.

Mine Production
(k tonnes per year)
1,200
1,000
800
600
400
200
0
10
9
8
7
6
5
4
3
2
1
0
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Year
Production (kt)
M oz Ag

Figure 1: San Dimas mine and silver production from 2014 to 2024

Mine Production
(k tonnes per year)
1,200
1,000
800
600
400
200
0
180
160
140
120
100
80
60
40
20
0
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
Year
Production (kt)
k oz Au

Figure 2: San Dimas mine and gold production from 2014 to 2024

Geological Setting, Mineralization and Deposit Types

The San Dimas property is located in the central part of the SM Occidental, near the Sinaloa-Durango state border, which has an average elevation exceeding 2000 m above sea level, extending from the Mexico-US border to the Trans-Mexican Volcanic Belt. Numerous epithermal deposits have been found along the SM Occidental. The SM Occidental consists of Late Cretaceous to early Miocene igneous rocks including two major volcanic successions totalling approximately 3,500 m in thickness and are separated by erosional and depositional unconformities: the Lower Volcanic Complex (“LVC”) and Upper Volcanic Group (“UVG”). The LVC consists of predominantly intermediate volcanic and intrusive rocks formed between approximately 100 and 50 Ma. The LVC has traditionally been divided into local geological units based on field observations. The lower part of the sequence consists of more than 700 m thick Socavon rhyolite, which is host to several productive veins in the district. This overlain by the Buelna andesite and the Portal rhyolite which range from 50-250 m in thickness.

The lower sequence of rhyolitic rocks is unconformably overlain by a succession of andesitic lava flows and volcanogenic sedimentary rocks including the Productive andesite (>750 m thick), Las Palmas rhyo-andesite tuffs and flows (>300 m thick), and the Camichin Unit, a volcanogenic sedimentary unit.

The UVG sits unconformably on the LVC and consists of the lower Guarisamey andesite and the Capping rhyolite. The Capping rhyolite consists of rhyolitic ash flows and air-fall tuffs and may reach as much as 1,500 m in thickness in the eastern part of the district. The LVC and UVG volcanic rocks are intruded by intermediate rocks, consisting of the Arana intrusive andesite and the Arana intrusive diorite, and a felsic suite comprising the Piaxtla granite and the Santa Lucia, Bolaños, and Santa Rita dikes. The basic dikes intrude both the LVC and the UVG.

The most prominent structures are major north–northwest-trending normal faults with opposite vergence that divide the district into five fault-bounded blocks that are tilted to the east–northeast or west–northwest. East–west to west–southwest–east–northeast striking fractures, perpendicular to the major normal faults, are often filled by quartz veins, dacite porphyry dikes, and pebble dikes. The veins are generally west–southwest–east-northeast-oriented, within a corridor approximately 10 km wide. The veins are often truncated by the north–northwest–south–southeast-trending major faults, separating the original veins into segments. These segments are named as individual veins and grouped within the mine zones by fault block.

The mine zone groupings of veins are, from west to east: West Block, Graben Block, Central Block, Tayoltita Block, Alto de Arana Block (also known as Arana HW), San Vicente, El Cristo and Santa Rita.

Three deformational events appear to be related to the development of the major faults, hydrothermal veins, and dikes.

Within the San Dimas property, the mineralization is typical of epithermal vein structures with banded and drusy textures. Epithermal-style veins occupy east–west-trending fractures, except in the southern part of the Tayoltita Block where they strike mainly northeast, and in the Santa Rita area where they strike north–northwest. The metal rich stage consists primarily of white to light grey, medium-to-coarse-grained crystalline quartz. The quartz contains intergrowths of base metal sulphides (sphalerite, chalcopyrite, and galena) as well as pyrite, argentite, polybasite, stromeyerite, native silver, and electrum.

Mine geologists observed that bonanza grades along the San Luis vein in the Tayoltita Block appear to be spatially related to the Productive andesite unit and/or to the interface between the Productive andesite and the Portal rhyolite and/or the Buelna andesite. This spatial association of vein-hosted mineralization with a favorable host-rock zone within the volcanic sequence is now recognized in other fault blocks and constitutes a major exploration criterion for the district.

More than 125 mineralized quartz veins have been recognized across the San Dimas property. The silver and gold rich quartz veins have been followed underground from a few metres in strike-length to more than 1,500 m.

One of these veins, the Jessica Vein, extends for more than 1,000 m in the Central Block. The vein-hosted mineral deposits within the San Dimas district are considered to be examples of silver- and gold-bearing epithermal quartz veins that formed in a low-sulphidation setting.

Exploration

The San Dimas property has been the subject of modern exploration and mine development activities since the early 1970s, and a considerable information database has been developed from both exploration and mining activities. Exploration uses information from surface and underground mapping, sampling, and drilling together with extensive underground mine tunneling to help identify targets. Other exploration activities include prospecting, geochemical surface sampling, geophysical, predictive artificial intelligence, and remote sensing surveys.

Most of the exploration activities carried out within the San Dimas property were centered around the Piaxtla River where exposures of silver–gold veins were found. Outside of this area, the Lechuguilla and Ventanas areas were explored to some extent during 2008 and 2015–16. The remainder of the property had limited exploration due to post-mineral cover by a thick layer of ignimbrites.

The most important exploration strategy at San Dimas has been underground mine tunnelling. Tunnelling consists of advancing mine development to the north at the preferred elevation to intersect quartz veins mapped at surface. This method discovered veins with no surface exposure, such as the Jessica Vein, which has been a major contributor to silver and gold production of metal produced in recent years. This exploration strategy has been used at San Dimas by all property owners after Luismin, resulting in more than 500 km of underground mine development.

The exploration potential remains open in the areas surrounding the mine zones. As the mine was developed to the north, new veins were found. South of the Piaxtla River, the Company believes that the El Cristo area has potential for new quartz vein discoveries. The West Block is currently being explored by drilling and tunnelling. Opportunities to intercept the projection of fault-offset quartz veins from the Graben Block are considered good.

Drilling

Drilling in the San Dimas property is focused on the identification and delineation of vein-hosted silver and gold resources by using structural and stratigraphic knowledge of the district, and preferred vein trends. Since the “favourable horizon” for mineral deposits concept emerged in 1975, the exploration drilling strategy has focused on core drilling perpendicular to the preferred vein orientation within the mine zones, which has proven to be the most effective method of exploration in the area. Core drilling is predominantly done from underground stations, as the rugged topography and the great drilling distance from surface locations to the target(s) makes surface drilling challenging and expensive. Over 1,413,000 m of core drilling has been completed since 2000.

Sampling, Analysis and Data Verification

Diamond drill core is delivered to the core logging facility where San Dimas geologists select and mark sample intervals according to lithological contacts, mineralization, alteration, and structural features. Drill core intervals selected for sampling are cut in half using a diamond saw. One half of the core is retained in the core box for further inspection and the other half is placed in a sample bag. For smaller diameter delineation drill core (TT-46) “termite” the entire core is sampled for analysis.

The sample number is printed with a marker on the core box beside the sampled interval, and a sample tag is inserted into the sample bag. Sample bags are tied with string and placed in rice bags for shipping.

Since 2013, underground mine production channel samples for ore control and channel samples for resource estimation have been collected at San Dimas. Earlier channel samples were taken either across the roof of developments or across the face in developments. From 2016 to present, production channel samples for ore control and channel samples for resource estimation are routinely taken across the mine development face and within stopes.

Bulk density measurements are systematically taken on drill core. From 2016 to 2023, specific gravity measurements were collected on 10 cm or longer whole core vein samples using the unsealed water immersion method. Based on this method, an average bulk density value of 2.6 t/m3 was determined.

Quality control samples such as duplicates, checks and standards are included with all samples.

Since 2004, four different laboratories have been used for sample preparation and analysis. These include, First Majestic’s San Dimas Laboratory, SGS Durango, ALS-Chemex Zacatecas, and First Majestic’s ISO9001 certified Central Lab facility located at the Company’s Santa Elena operation in Sonora, Mexico.

Channel samples and drill core samples were dried, crushed, and pulverized.

In general, samples were analyzed for gold by a 30 g FA atomic absorption spectroscopy (“AAS”) method. Silver was analyzed by a 2 g, three-acid digestion AAS method. A multi-element suite was analyzed by a 0.25 g, aqua regia digestion inductively coupled plasma optical emission spectroscopy method.

From 2013 to 2018, the quality assurance and quality control (“QA/QC”) program for the San Dimas laboratory samples included insertion of a standard reference material (“SRM”) and a blank in every batch of 20 samples. From 2013 to 2018, the QA/QC program for channel and core samples included insertion of a SRM and a blank in every batch of 20 samples. In 2013, 5% of the coarse reject and pulp duplicates from core samples were randomly selected for analysis at SGS Durango and 5% of pulp checks from core samples were analyzed at ALS-Chemex Zacatecas. Since 2022, the QA/QC samples inserted in the core sampling include field, coarse reject, and pulp duplicates, certified reference materials (“CRMs”), and coarse and pulp blanks.

The data verification included data entry error checks, visual inspections of data, and a review of QA/QC assay results was completed. Several site visits were completed as part of the data verification process. No significant differences were observed.

Mineral Processing and Metallurgical Testing

San Dimas operation is made up of several operating underground mines within the property boundaries, which all feed a central milling operation. The metallurgical test work data used to support the initial plant design has been consistently validated and reinforced by years of operational results, complemented by more recent metallurgical studies. Metallurgical testing and mineralogical investigations are routinely conducted to support ongoing performance optimization. The plant continuously performs tests to optimize metal recoveries and reduce operating costs, even when current performance falls within expected parameters. This test work is conducted by the on-site metallurgical laboratory.

The metallurgical recovery projections outlined in the LOM plan are supported by the historical performance of the processing plant and metallurgical testing of future ore. Based on plant performance data from 2021 to 2024, the estimated metal recoveries for the LOM plan and financial analysis are 92.6% for silver and 95.6% for gold. The last two years (2023 and 2024) were used in the LOM based on future material type and corresponding metallurgical testing. San Dimas doré consistently exceeds 97% purity (Au + Ag) and incurs no refinery penalties. Since March 2023, purity has surpassed 98% due to process improvements, including higher-purity zinc powder and optimized flux blends.

Summary of Mineral Resource and Mineral Reserve Estimates

Mineral Resources Estimate

The block model Mineral Resource estimates are based on the database of exploration drill holes and production channel samples, underground level geological mapping, geological interpretations and models, as well as surface topography and underground mining development wireframes available as of the December 31, 2024, cut-off date for scientific and technical data supporting the estimates.

Exploratory data analysis was completed for gold and silver assay sample values to assess the statistical and spatial character of the sample data. Boundary analysis was completed to review the change in metal grade across the domain contacts. Hard boundaries were used during the creation of composite samples during mineral resource estimation.

To assess the statistical character of the composite samples within each of domains, data were declustered to account for over-sampling in certain regions. The selected composite sample length varied by domain with the most common composite sample length being 1.0 m. The assay sample intervals were composited within the limits of the domain boundaries and then tagged with the appropriate domain code. Drill hole and channel composite samples were evaluated for high-grade outliers and those outliers were capped to values considered appropriate for each domain.

Mineral Resources were estimated into sub-block models rotated parallel to the resource domain trend. Parent block grades were estimated using inverse distance weighting interpolation. The block estimates were made with multiple passes to limit the influence the channel production samples at longer ranges. Pass 1 was a restrictive short-range pass that used channel and drill hole composite samples, and subsequent less restrictive passes used drill hole samples only. An average bulk density value of 2.6 t/m3 was used in estimation for all resource domains.

Validation was completed for each of the resource estimation domains in multiple steps including visual inspection, global grade bias checks, and swath plots. Overall, the block model validations demonstrated that the current Mineral Resource estimates are a reasonable representation of the primary input sample data. The Mineral Resource estimates were classified into Measured, Indicated, or Inferred based on the confidence in the geological interpretation and models, the confidence in the continuity of metal grades, the sample support for the estimation and reliability of the sample data, and on the presence of underground mining development providing detailed mapping and production channel sample support.

The Mineral Resource estimates were evaluated for reasonable prospects for eventual economic extraction by application of input parameters based on mining and processing information from the last two years of operations. Deswik Stope Optimizer software was used to identify the blocks representing mineable volumes that exceed the cut-off value while complying with the aggregate of economic parameters.

The Mineral Resource estimates for San Dimas are summarized in Table 3 and Table 4 using a Net Smelter Return (“NSR”) cut-off value of $174/t. Measured and Indicated Mineral Resources are reported inclusive of Mineral Reserves and have an effective date of December 31, 2024. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Table 3: San Dimas Measured and Indicated Mineral Resource Estimate

(effective date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades			Metal Content
		k tonnes	Ag (g/t)	Au (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Au (k Oz)	Ag-Eq (k Oz)
Measured Central Block	Sulphides	1,169	355	4.79	778	13,320	180	29,240
Measured Sinaloa Graben	Sulphides	478	360	4.84	789	5,540	74	12,120
Measured Other Areas	Sulphides	205	399	3.80	735	2,630	25	4,850

Total Measured	Sulphides	1,851	361	4.69	776	21,490	279	46,210

Category / Area	Mineral Type	Tonnage	Grades			Metal Content
		k tonnes	Ag (g/t)	Au (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Au (k Oz)	Ag-Eq (k Oz)
Indicated Central Block	Sulphides	1,326	248	2.79	494	10,550	119	21,070
Indicated Sinaloa Graben	Sulphides	543	245	3.07	517	4,280	54	9,030
Indicated Tayoltita	Sulphides	158	326	4.04	684	1,660	21	3,480
Indicated Other Areas	Sulphides	997	335	3.00	600	10,730	96	19,240

Total Indicated	Sulphides	3,025	280	2.97	543	27,220	289	52,820

M+I Central Block	Sulphides	2,494	298	3.72	627	23,870	299	50,300
M+I Sinaloa Graben	Sulphides	1,021	299	3.90	645	9,820	128	21,160
M+I Tayoltita	Sulphides	158	326	4.04	684	1,660	21	3,480
M+I Other Areas	Sulphides	1,202	346	3.14	623	13,360	121	24,080

Total M+I	Sulphides	4,876	311	3.63	632	48,710	569	99,020

Table 4: San Dimas Inferred Mineral Resource Estimate (effective date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades			Metal Content
		k tonnes	Ag (g/t)	Au (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Au (k Oz)	Ag-Eq (k Oz)
Inferred Central Block	Sulphides	1,897	251	3.02	518	15,330	184	31,610
Inferred Sinaloa Graben	Sulphides	526	382	5.20	842	6,470	88	14,260
Inferred Tayoltita	Sulphides	506	261	3.10	536	4,250	50	8,710
Inferred Other Areas	Sulphides	2,400	217	2.24	415	16,760	173	32,050

Total Inferred	Sulphides	5,329	250	2.89	506	42,810	495	86,630

(1)	Mineral Resource estimates are classified per Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Definition Standards (2014) and NI 43-101.
(2)	Mineral Resource estimates are based on internal estimates with an effective date of December 31, 2024.
(3)	Mineral Resource estimates were supervised or reviewed by David Rowe, CPG, Qualified Person for First Majestic, per NI 43-101.
(4)	Silver-equivalent grade (Ag-Eq) is calculated as follows:

Ag-Eq = Ag Grade + (Au Grade x Au Recovery x Au Payable x Au Price) / (Ag Recovery x Ag Payable x Ag Price).

(5)	Metal prices for Mineral Resources estimates were $28.00/oz Ag and $2,400/oz Au. Metallurgical recovery used was 92.6% for silver and 95.6% for gold. Metal payable used was 99.95% for silver and gold.
(6)	NSR cutoff value considered to constrain resources assumed an underground operation was $174/t and was based on actual and budgeted operating and sustaining costs.
(7)

Mineral Resources are reported within mineable stope shapes using the NSR cutoff value calculated using the stated metal prices and metal recoveries. The NSR cutoff includes mill recoveries and payable metal factors appropriate to the existing processing circuit.

(8)	No dilution was applied to the Mineral Resources which are reported on an in-situ basis.
(9)	Tonnage is expressed in thousands of tonnes; metal content is expressed in thousands of ounces. Totals may not add up due to rounding.
(10)	Measured and Indicated Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Risk factors that may materially impact the Mineral Resource estimates include: changes to the assumptions used to generate the NSR cut-off value including metal price and exchange rates; changes to interpretations of mineralization geometry and continuity; changes to geotechnical, mining, and metallurgical recovery assumptions; assumptions as to the continued ability to access the site, retain mineral and surface rights titles, maintain environment and other regulatory permits, and maintain the social license to operate.

Mineral Reserve Estimates

The Mineral Reserves estimation process consists of converting Mineral Resources into Mineral Reserves by identifying material that exceeds the mining cut-off grades and conforms to the geometrical constraints defined by the selected mining method. Modifying factors, such as mining methods, mining recovery, dilution, sterilization, depletion, cutoff grades, geotechnical conditions, metallurgical factors, infrastructure, operability, safety, environmental, regulatory, saleability of products, social and legal factors. These factors were applied to produce mineable stope shapes.

The NSR is the variable that was used as indicator to segregate if the revenue from the mineralized material in a block, which is part of the Measured and Indicated Mineral Resources, exceeds the operating and capital costs. NSR formulas were derived from the assumed economic parameters shown in Table 5.

Table 5: Economic parameters assumed for calculation of NSR.

Concept	Units		Values
Metal Price Ag	$	/oz Ag	26.00
Metal Price Au	$	/oz Au	2,200
Metallurgical Recovery Ag		%	92.60
Metallurgical Recovery Au		%	95.60
Metal Payable Ag and Au		%	99.95
Dore Transport Cost	$	/oz Dore	0.166
Insurance and Representation Cost	$	/oz Dore	0.046
Refining Change Ag	$	/oz Ag	0.225
Refining Change Au	$	/oz Au	0.500

Three types of cut-off values (“COV”) have been determined for San Dimas: general COV, incremental COV, and marginal COV. The COVs are expressed in $/tonne, reflecting the value that the run-of-mine (“ROM”) material will carry before is fed to the processing plant.

The planned dilution assumes a minimum mining width, which will depend on the applied mining method. The minimum mining width for cut-and-fill using jackleg drills was 0.8 m, while when using jumbo drills was 3.5 m. In the case of longhole mining, the minimum mining width assumed was 1.2 m.

The estimated overbreak in each side of the designed stope is 0.2 m for the two mining methods, longhole and cut-and-fill. An extra dilution from the backfill floor of 0.3 m for longhole and 0.2 m for cut-and-fill is also assumed. The unplanned dilution assumed was an additional 8% of the extracted material before becoming plant-feed.

Other than for sill mining, average mining loss throughout each mining block for both cut-and-fill and longhole mining has been assumed to be 5%. A factor of 25% has been used for sill pillars.

San Dimas Mineral Reserves are presented in Table 6 below.

Table 6: San Dimas Mineral Reserves Statement (Effective Date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades			Metal Content
		k tonnes	Ag (g/t)	Au (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Au (k Oz)	Ag-Eq (k Oz)
Proven Central Block	Sulphides	780	255	3.47	557	6,390	87	13,980
Proven Sinaloa Graben	Sulphides	293	222	2.67	455	2,090	25	4,290
Proven Tayoltita	Sulphides	0	0	0.00	0	0	0	0
Proven Other Areas	Sulphides	184	297	2.65	528	1,750	16	3,120

Total Proven	Sulphides	1,257	253	3.16	529	10,230	128	21,390

Category / Area	Mineral Type	Tonnage	Grades			Metal Content
		k tonnes	Ag (g/t)	Au (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Au (k Oz)	Ag-Eq (k Oz)
Probable Central Block	Sulphides	732	228	2.74	467	5,370	65	11,010
Probable Sinaloa Graben	Sulphides	381	211	2.66	443	2,580	33	5,430
Probable Tayoltita	Sulphides	133	206	2.74	445	880	12	1,900
Probable Other Areas	Sulphides	726	275	2.48	492	6,420	58	11,470

Total Probable	Sulphides	1,972	241	2.63	470	15,250	167	29,810

P+P Central Block	Sulphides	1,512	242	3.11	514	11,760	151	24,990
P+P Sinaloa Graben	Sulphides	674	216	2.67	448	4,670	58	9,720
P+P Tayoltita	Sulphides	133	206	2.74	445	880	12	1,900
P+P Other Areas	Sulphides	910	279	2.51	499	8,170	74	14,590

Total P+P	Sulphides	3,229	245	2.84	493	25,480	294	51,200

(1)	Mineral Reserves are classified per CIM Definition Standards (2014) and NI 43-101.
(2)

Mineral Reserves are effective December 31, 2024, are derived from Measured & Indicated Resources, account for depletion to that date, and are reported with a reference point of mined ore delivered to the plant.

(3)	Mineral Reserve estimates were supervised or reviewed by Andrew Pocock, P.Eng., Qualified Person for First Majestic per NI 43-101.
(4)	Silver-equivalent grade (Ag-Eq) is calculated as follows:

Ag-Eq Grade = Ag Grade + Au Grade *(Au Recovery * Au Payable * Au Price) / (Ag Recovery * Ag Payable * Ag Price)

(5)

Metal prices for Reserves: $26/oz Ag, $2,200/oz Au. Other key assumptions and parameters include, metallurgical recoveries of 92.6% Ag, 95.6% Au; metal payable of 99.95% Ag & Au, costs ($/t): direct mining $61.91 longhole stoping and $96.55 cut & fill, processing $39.37 mill feed, indirect/G&A $65.51 and sustaining $35.88 for longhole stoping and cut & fill.

(6)

A two-step cutoff approach was used per mining method: A general cutoff grade defines mining areas covering all associated costs; and a 2nd pass incremental cutoff includes adjacent material covering only its own costs, excluding shared general development access & infrastructure costs which are covered by the general cutoff material.

(7)

Modifying factors for conversion of resources to reserves include but are not limited to consideration for mining methods, mining recovery, dilution, sterilization, depletion, cutoff grades, geotechnical conditions, metallurgical factors, infrastructure, operability, safety, environmental, regulatory, social, and legal factors. These factors were applied to produce mineable stope shapes.

(8)	Tonnage in thousands of tonnes, metal content in thousands of ounces, prices/costs in USD. Numbers are rounded per guidelines; totals may not sum due to rounding.

The Qualified Person is not aware of any known mining, metallurgical, environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors that could materially affect the Mineral Reserve estimates, other than discussed herein.

Mining Operations

San Dimas includes five underground gold and silver mining areas: West Block (San Antonio, Perez mine), Sinaloa Graben Block (Graben Block), Central Block, Tayoltita Block, and the Arana Hanging-wall Block (Santa Rita mine).

Both First Majestic and contractor personnel conduct mining activities. Two mining methods are currently being used at San Dimas, cut-and-fill, and longhole mining. Cut-and-fill is carried out by either jumbo or jackleg drills, whereas longhole is carried out with pneumatic and electro-hydraulic drills. Primary access is provided by adits and internal ramps.

Ground conditions throughout most of the San Dimas underground workings are considered good. Bolting is used systematically in the main haulage ramps, drifts, and underground infrastructure. For those sectors that present unfavorable rock quality, shotcrete, mesh, and/or steel arches are used.

Groundwater inflow has not been a significant concern within San Dimas. Dewatering systems in San Dimas consist of main and auxiliary pumps in place at each of the mine areas.

The San Dimas ventilation system consists of an exhaust air extraction system through its main fans located on surface. These fans generate the necessary pressure change for fresh air to enter through the portals and ventilation raises.

The development schedule for the LOM plan is presented in Table 7. The production schedule for the LOM plan is presented in Table 8.

Table 7: San Dimas Life of Mine Development Schedule

Type	Units	Size (m)	2025	2026	2027	2028	2029	Total
Main Access Ramp	m	4.5x4.5	2,378	2,385	2,385	2,578	586	10,313
Main Level Access	m	4.5x4.5	2,101	2,107	2,107	2,277	518	9,109
Ancillary	m	3.5x3.5	1,229	1,232	1,232	1,332	303	5,328
Drifting for Exploration	m	4.5x4.5	1,821	1,826	1,826	2,016	469	7,958
Ventilation Raises	m	2.5 diam	1,009	1,067	580	446	51	3,153

Total Waste Development	m		8,538	8,617	8,130	8,649	1,926	35,860

Ore Development	m	3.5x3.5	6,783	6,802	6,802	6,326	3,353	30,066

Total Development	m		15,321	15,418	14,932	14,975	5,279	65,926

Table 8: San Dimas Life of Mine Production Schedule

Type	Units	2025	2026	2027	2028	2029	Total
ROM Production / Plant Feed	kt	629	631	631	630	708	3,229
Silver Grade	g/t Ag	285	285	285	230	153	245
Gold Grade	g/t Au	2.83	2.83	2.83	2.83	2.86	2.84
Silver-Equivalent Grade	g/t Ag-Eq	532	532	532	477	403	493
Contained Silver	M oz Ag	5.8	5.8	5.8	4.7	3.5	25
Contained Gold	k oz Au	57	57	57	57	65	294
Contained Silver-Equivalent	M oz Ag-Eq	10.8	10.8	10.8	9.7	9.2	51
Metallurgical Recovery Silver	%	94.9%	92.6%	92.6%	92.6%	92.6%	93.1%
Metallurgical Recovery Gold	%	95.1%	95.6%	95.6%	95.6%	95.6%	95.5%
Produced Silver	M oz Ag	5.5	5.4	5.4	4.3	3.2	24
Produced Gold	k oz Au	54	55	55	55	62	281
Produced Silver-Equivalent	M oz Ag-Eq	10.2	10.1	10.1	9.1	8.7	48

A total of 3.2 Mt of ore is considered to be mined and processed with grades of 245 g/t Ag and 2.84 g/t Au. Total metal produced is estimated at 25 Moz Ag and 294 Koz Au.

Processing and Recovery Operations

The San Dimas processing plant has been in successful operation for several years, consistently achieving high recoveries based on both historical performance and recent metallurgical testing. The plant operates on a conventional cyanide leaching and Merrill-Crowe process to produce silver-gold doré bars, with an installed capacity of 3,000 tpd.

The facility is designed as a single processing train, with the crushing area separated from the rest of the circuit and connected via a belt conveyor that transfers screened material to the fine-ore bins. The plant consists of the following operating units: a two-stage crushing circuit with a primary jaw crusher and a secondary cone crusher (one in operation, one standby) in closed circuit with a double-deck 8’x 16’ dry vibrating screen; three ball mills operating in parallel, each with two hydrocyclones (one operational, one standby) in closed circuit; cyanide leaching in 16 agitated tanks with two intermediate thickeners; two counter-current decantation (“CCD”) thickeners in series; Merrill-Crowe zinc precipitation followed by smelting; and four horizontal vacuum belt filters for tailings filtration, located adjacent to the Tailings Storage Facility. This configuration supports high metallurgical performance and operational efficiency across the circuit.

Infrastructure, Permitting and Compliance Activities

The infrastructure in San Dimas is fully developed to support current mining and mineral processing activities, with part of its facilities located in the town of Tayoltita.

The main infrastructure of San Dimas consists of access roads, the district mines, which are divided into five mining areas, crushing and processing facilities known as the Tayoltita mill, the Tayoltita/Cupias tailings facilities, an assays laboratory, offices and staff camp, the Las Truchas Facilities, an LNG and diesel-powered emergency generation plant, a local airport and infrastructure supporting the inhabitants of the Tayoltita townsite including a local clinic, schools and sport facilities.

Most of the personnel and light supplies for San Dimas arrive on First Majestic’s regular flights from Mazatlán and Durango. Heavy equipment and other supplies are brought by road from Mazatlán and Durango.

Electrical power is provided by a combination of First Majestic’s own Las Truchas Facilities and the Federal Power Commission supply system (“CFE”). First Majestic operates the Las Truchas Facilities, which is interconnected with the CFE power grid, and a series of back-up diesel generators which are planned to be replaced by an LNG plant in 2025.

Water comes mainly from mine dewatering stations and from the recycled filtered-tailings water after it has been treated. About 80% of the water required for processing activities is being treated and recycled. A project to improve water sourcing and reliability is under review and consideration for H2 2025 completion.

Environmental and social studies are routinely performed in San Dimas to characterize existing conditions and to support the preparation of Risk Assessments and Accident Prevention Programs for the operation and are documented as part of the Environmental Management System (“EMS”) implemented by First Majestic.

San Dimas consists of several mining areas, and it holds major environmental permits and licenses required by the Mexican authorities to carry out mineral extracting activities in the mining complex. As historic operation of the mine pre-dates several of the Mexico mining regulations, the Company has endeavoured to progressively acquire permits and regularize the operation as well as addressing historic environmental liabilities.

The main environmental permit is the environmental license “Licencia Ambiental Unica” (“LAU”) under which the mine operates its industrial facilities in accordance with the Mexican environmental protection laws administered by the Ministry of Environment and Natural Resources (“SEMARNAT”) as the agency in charge of environment and natural resources. The most recent update to the LAU was approved in April 2024.

San Dimas has implemented First Majestic’s EMS, which supports the implementation of environmental policy and is applied to standardize tasks and strengthen a culture focused on minimizing environmental impacts. The EMS is based on the requirements of the international standard ISO 14001:2015 and the requirements to obtain the Clean Industry Certificate (“CIC”), issued by SEMARNAT, through the Federal Attorney for Environmental Protection in Mexico. The EMS includes an annual compliance program to review all environmental obligations.

In May 2018, San Dimas received the CIC for improvements to its environmental management practices at the mine.

In February 2024, for the thirteenth consecutive year, San Dimas was awarded the Socially Responsible Company (“ESR”) designation by the Mexican Center for Philanthropy (“CEMEFI”).

Environmental liabilities for the operation are typical of those that would be expected to be associated with an operating underground precious metals mine, including the future closure and reclamation of mine portals and ventilation infrastructure, access roads, processing facilities, power lines, filtered tailings deposits and all surface infrastructure that supports the operations. Other potential liabilities include industrial water management, petroleum spills and carbon emissions from mobile equipment. The reclamation work carried out at San Dimas in 2024 includes continued conforming of terraces in the filtered tailings deposits in accordance with the design.

Capital and Operating Costs

San Dimas has been owned and operated by First Majestic since May 10, 2018. The LOM plan includes estimates for sustaining capital expenditures for the planned mining and processing activities. Estimated sustaining capital expenditures for the LOM plan is assumed to average approximately $20 million per annum. Table 9 presents the summary of the sustaining expenditures estimated for San Dimas.

A summary of the San Dimas operating costs resulting from the LOM plan and the cost model used for assessing economic viability is presented in Table 10. A summary of the annual operating expense is presented in Table 11.

Table 9: San Dimas Mining Sustaining Capital Costs Summary ($ Million)

Type	Total	2025	2026	2027	2028	2029
Mine Development	$53.5	$12.3	$12.3	$12.3	$13.4	$3.1
Property, Plan & Equipment	$26.8	$5.2	$5.2	$5.2	$5.2	$5.9
Other Sustaining Cost	$5.7	$1.1	$1.1	$1.1	$1.1	$1.2
Total Sustaining Capital Costs	$86.0	$18.6	$18.7	$18.7	$19.8	$10.2
Near Mine Exploration	$4.5	$1.2	$1.1	$1.1	$1.0

Total Capital Costs	$90.5	$19.8	$19.8	$19.8	$20.8	$10.2

Table 10: San Dimas Operating Costs

Type	$/tonne milled
Mining Cost	$64.9
Processing Cost	$38.5
Indirect Costs	$57.1

Total Production Cost	$160.5

Selling Costs	$2.6

Total Cash Cost	$163.0

Table 11: San Dimas Annual Operating Costs ($ Million)

Type	Total	2025	2026	2027	2028	2029
Mining Cost	$209.6	$40.8	$41.0	$41.0	$40.9	$46.0
Processing Cost	$124.3	$24.2	$24.3	$24.3	$24.2	$27.3
Indirect Costs	$184.3	$35.9	$36.0	$36.0	$35.9	$40.4

Total Production Cost	$518.1	$101.0	$101.2	$101.2	$101.0	$113.7

Selling Costs	$8.3	$1.6	$1.6	$1.6	$1.6	$1.8

Total Cash Cost	$526.5	$102.6	$102.9	$102.9	$102.6	$115.5

Exploration, Development and Production

A 110,000 m annual exploration program is recommended to identify new areas to support mineral resource conversion to higher confidence categories and to pursue new discoveries. This drill program is estimated to cost $12.0 million per year excluding related underground access development costs.

An annual prospect generation program consisting of prospecting, soil and rock geochemical surveys, mapping, and geophysical surveys is recommended, with an estimated cost of $400,000 per year.

LA ENCANTADA SILVER MINE

The technical information set out below in respect of La Encantada is summarized from the technical report titled “La Encantada Silver Mine, State of Coahuila, Mexico, NI 43-101 Technical Report on Mineral Resource and Mineral Reserve Estimates” with an effective date of August 31, 2025 (the “La Encantada Technical Report”). The effective date of the Mineral Resource and Mineral Reserve estimates presented in the La Encantada Technical Report is December 31, 2024. The La Encantada Technical Report was prepared in accordance with NI 43-101 by Gonzalo Mercado, P.Geo., Karla Michelle Calderon, CPG, Andrew Pocock, P.Eng., Michael Jarred Deal, RM SME, and María Elena Vázquez Jaimes, P.Geo.

Reference should be made to the full text of the La Encantada Technical Report which is available for review on SEDAR+ at www.sedarplus.ca. For greater certainty, the La Encantada Technical Report is not incorporated by reference herein.

Property Description, Location and Access

La Encantada is owned and operated by Minera La Encantada S.A. de C.V. (“MLE”) which is an indirect wholly owned subsidiary of First Majestic. La Encantada is an actively producing silver mining complex located in the municipality of Ocampo, State of Coahuila, Mexico, approximately 120 km northwest of the city of Melchor Múzquiz, Coahuila and approximately 120 km north of the town of Ocampo, Coahuila and is centered on latitude 28°21.5’N and longitude 102°33.5’W. The property is located in the La Encantada mountain range which runs for about 45 km in the northwest–southeast direction and has elevations that vary from about 1,500 m to over 2,400 m.

Access to La Encantada is primarily by charter airplane from Durango city (about two hours flying time), or from the city of Torreón, Coahuila (about 1:15 hours flying time). MLE operates its own private airstrip at the La Encantada mine. Driving time from the city of Melchor Múzquiz is approximately 2.5 hours by asphalt road, about five hours from the town of Ocampo and about eight hours from the international airport in Torreón city. Mining operations can be conducted year-round in the La Encantada mine.

La Encantada consists of 22 exploitation concessions covering 4,076 ha, which are operated and owned by MLE. All 22 concessions are currently in good standing. The oldest of the concessions was granted in 1965 and the most recent in 2008. A 100% gross overriding royalty on the first 1,000 payable ounces of gold production at La Encantada is held by Metalla Royalty & Streaming Ltd.

There are no other royalties to be paid on the La Encantada mining concessions, other than certain government royalties referenced in the section “General Development of the Business—Taxation” in the Company’s Annual Information Form. In 2025, the Mexican federal government increased the royalty rate on the special mining duty referenced therein from 7.5% to 8.5% and increased the royalty rate on the environmental duty referenced therein from 0.5% to 1.0% on revenues from the sale of gold, silver and platinum.

Surface rights in the area of the mining concessions are held both privately and through group ownership either as communal lands or Ejido lands. MLE owns surface rights covering 2,237 ha on the Canon del Regalado properties. This surface covers the following features: access to the mining complex, mine portals, grinding mill and flotation plant (“Plant No. 1”), cyanidation plant (“Plant No. 2”), tailings management facilities, the mine camp, offices, and an airstrip. In 2011 the Tenochtitlán Ejido filed a lawsuit against MLE in agrarian court claiming title to 1,097 ha of the land owned by MLE. The initial lawsuit was decided in favour of MLE and was followed by a series of motions and appeals regarding judicial reviews of the subsequent rulings. Resumption of the initial lawsuit regarding the land title is currently pending a judicial review ruling. MLE has strengthened its relationship with the Tenochtitlán Ejido through ongoing dialogue and is working toward reaching an amicable settlement outside of court. Should Tenochtitlán Ejido obtain a resolution in their favour, negotiations will be needed for compensation of the 1,097 ha.

On May 8, 2023, the Mexican government enacted the Decree amending several provisions of the Mining Law, the Law on National Waters, the Law on Ecological Equilibrium and Environmental Protection and the General Law for the Prevention and Integral Management of Waste, which became effective on May 9, 2023. These amendments may have an impact on the Company’s current and future exploration activities and operations in Mexico and the extent of such impact is yet to be determined but could be material for the Company. For further information, see “Amendments to Mining and Other Related Laws in Mexico” in the Company’s Annual Information Form.

The remote location required the construction of substantial infrastructure. La Encantada camp consists of 160 houses for accommodation of employees, offices, warehouses, a union hall, a church, a hospital, water purification plant, water treatment plant, water wells and an airstrip. Power supply to the mine, processing facilities and camp site is from diesel and natural gas generators provided by First Majestic. First Majestic also provides potable water. Most of the supplies and labour required for the operation are sourced from the city of Múzquiz, Coahuila, or directly from suppliers.

History

In 1967, Industrias Peñoles, S.A.B. de C.V. (“Peñoles”) and Tormex established a joint venture partnership, Minera La Encantada, to acquire and develop La Encantada. In July 2004, Peñoles awarded a contract to operate the La Encantada mine, including the processing plant and all mine infrastructure facilities, to the private Mexican company Desmin S.A. de C.V. (“Desmin”). Desmin operated the mine and processing plant until November 1, 2006, when First Majestic purchased all the outstanding shares of Desmin. Subsequently, First Majestic reached an agreement to acquire all the outstanding shares of MLE from Peñoles. First Majestic is now the sole owner of La Encantada and all its assets, including mineral rights, surface rights position, water rights, processing plants and ancillary facilities.

From November 2006 to June 2010, La Encantada operated a 1,000 tpd flotation plant. All production during this period from the flotation plant was in the form of a lead-silver concentrate. In 2007, La Encantada commenced construction of a cyanidation plant with a capacity of 3,750 tpd, and in 2009 began producing precipitates and silver doré bars. Commercial production was achieved on April 1, 2010, and the flotation circuit was placed in care-and-maintenance in June 2010. During 2011, several modifications were made to the cyanidation plant increasing its capacity to 4,000 tpd. Since that time, the La Encantada operation has only produced doré bars.

During the period of 2010 to 2013, La Encantada reprocessed old tailings from the flotation circuit with approximately 1,000 tpd of ore feed from the underground mine for a combined throughput of 4,000 tpd. Starting in 2014, silver market economic conditions precluded the reprocessing of tailings, and only ore production from underground workings was fed to the mill and the cyanidation plant. In 2015, the plant was expanded to bring the crushing and grinding capacity to 3,000 tpd.

In 2017, La Encantada started the construction of a roasting facility with the objective of increasing recoveries when reprocessing tailings. In 2018, the main components of the roasting system were installed, and commissioning tests were started in the last quarter and continued into 2019. Observations from the commissioning tests revealed materials handling issues at the feed and discharge of the roasting system. Engineering work is in progress to analyze these issues to establish whether there is an option of processing tailings material economically.

Mine production tonnes and silver metal production since 2014 is summarized in Figure 12 below.

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Figure 12: Mine and silver production since 2014

Geological Setting, Mineralization and Deposit Types

La Encantada is in the Sierra Madre Oriental (“SM Oriental”) fold and thrust belt where Jurassic and the Cretaceous age Sabinas Basin carbonate rocks overlie the Paleozoic Coahuiltecano terrane. Northeast-southwest oriented compression during the Cretaceous to early Tertiary Laramide Orogeny deformed the Mesozoic sedimentary rocks into a series of north-northwest-trending folds and faults, which gave rise to the SM Oriental fold and thrust belt. Extension in the mid to late Tertiary was accompanied by widespread magmatism, with the related fault zones acting as conduits for the emplacement of shallow level intrusive rocks within the carbonate sedimentary sequence.

La Encantada consists of polymetallic (silver, iron, lead, and zinc) oxide carbonate replacement and tabular vein deposits hosted by Cretaceous carbonate sedimentary formations. At deeper structural levels, silver–gold–lead–zinc and sulphide mineralization are hosted in skarn alteration associated with a granodiorite intrusion.

A granodiorite stock, and rhyolite to basalt dikes of Eocene–Oligocene age intrudes the Cretaceous carbonate rocks. Intrusion-related alteration of the wall rocks produced irregular skarn, hornfels and marble aureoles. Due to its spatial relationship to the skarn alteration and mineralization, it is believed that the intrusion is genetically linked to the polymetallic mineralization.

La Encantada lies on the southwestern flank of the northwest-trending Sierra de La Encantada anticlinorium and the deposits occur along a series of northeast-trending faults and fractures that cut obliquely across the regional north–northwest-trending anticlinorium. The northeast-trending normal faults and fractures control the formation of breccia pipes and vein shoots at intersections with the northwest-trending cross structures.

Deposits at La Encantada are examples of polymetallic, high-temperature, intrusion-related carbonate-replacement and minor skarn-hosted deposits. Mineralization occurs as tabular veins, mantos, massive lenses, breccia pipes, and irregular replacement zones. The deposits were grouped into four geological zones: the Prieta complex, the San Javier–Milagros complex, the Vein systems, and Filtered Tailings Storage Facility (“FTSF”) No. 4.

Mineralization consists of secondary oxide minerals including silver, iron, zinc, lead, copper oxides and native silver. Native silver and oxide minerals also occur with sulphides in skarn and carbonate replacement zones where sulphides are partially converted to oxide minerals. The sulphide minerals acanthite, pyrite, magnetite, marmatite (iron-rich sphalerite), galena, chalcopyrite, and covellite occur in the Prieta and the San Javier–Milagros complexes.

The silver mineral deposits at La Encantada are high-temperature polymetallic replacement deposits hosted in sedimentary carbonate rocks related to felsic intrusions and controlled by local and regional structures. Carbonate replacement deposits are characterized by irregular shaped pods, lenses, and tabular masses of oxides. Some replacement deposits are associated with skarn alteration and mineralization is also hosted by the sedimentary carbonate rocks.

The FTSF No. 4 consists of cyanidation circuit filtered tailings from previously processed ore that has been stacked on the surface close to cyanidation Plant No. 2.

Exploration

Surface exploration work completed by First Majestic includes geological mapping, geochemical sampling, a natural source audio-frequency magnetotellurics geophysical survey, acquisition and processing of regional aeromagnetic data, an isotopic study, and core drilling. Surface geological mapping and sample geochemistry was completed in the El Camello, Anomaly B, La Escalera and El Plomo areas. Surface drilling was completed at Ojuelas in the Prieta Complex, El Camello, El Plomo, Conejo Extension, Brecha Encanto, Veta Sucia, El Monje and other areas that had geologic, geochemical and or geophysical anomalies. Underground exploration primarily consists of a combination of drilling and mine development along structures due to the complexity of the mineralized bodies.

Drilling

From 2011–2024, First Majestic conducted diamond core drilling programs for exploration purposes and to support geological interpretations, modelling, and Mineral Resource estimation. No reverse circulation drilling has been conducted by First Majestic. Channel sampling from underground mine developments was conducted to provide information for geological models, support mine production, and Mineral Resource estimation.

Between March 2011 and December 2024, several drilling campaigns were completed at La Encantada. Total drilling during this period amounts to more than 152,914 m in surface and underground diamond drillholes.

Data collected from drilling includes collar surveys, downhole surveys, logging (lithology, alteration, mineralization, structure, veins, sampling, etc.), specific gravity (“SG”), and geotechnical information.

Sampling, Analysis, and Data Verification

Diamond drill core is delivered to the core logging facility where La Encantada geologists select and mark sample intervals according to lithological contacts, mineralization, alteration, and structural features. Sample intervals range from 0.25–1.20 m in length within mineralized structures to 0.5–1.20 m in length when sampling waste rock.

All core intervals selected for sampling are cut in half using a diamond blade saw. One half of the core is retained in the core box and the other half is placed in sample bags for shipment to the laboratory. Sample tickets displaying the sample number are stapled into the core box beside the sampled interval, and a copy is placed in the sample bag. Sample bags are sealed to prevent contamination during handling and transportation.

Three-meter spaced production channel samples are used for geological models, grade control and to support Mineral Resource estimation. Channel sample intervals range from 0.30–1.5 m and respect vein/wall contacts. From 2014 to 2015, 12 m spaced sawn channel samples were also collected to support Mineral Resource estimation.

Since 1995, four different laboratories have been used for sample preparation and analysis. These include the First Majestic Central Laboratory, the La Encantada Laboratory, SGS Durango, and Bureau Veritas Laboratories.

Since 2013, QA/QC samples submitted to the primary laboratories include SRMs, CRMs, coarse and pulp blanks, and field, coarse and pulp duplicates. Check samples sent to a secondary laboratory was introduced in 2014 and became a customary practice by 2018.

First Majestic assesses between-laboratory bias in terms of the slope of a reduced major axis (“RMA”) line. The RMA analysis of samples submitted to all secondary laboratories indicate no significant bias between the primary laboratory and the second laboratory.

The data verification included data entry error checks, visual inspections of data collected between 2013 and 2024, and a review of QA/QC assay results was completed. Several site visits were completed as part of the data verification process. No significant differences were observed.

Mineral Processing and Metallurgical Testing

La Encantada is an operating mine where the metallurgical test work data used to support the initial plant design has been consistently validated and reinforced by years of operational results, complemented by more recent metallurgical studies.

Metallurgical testing and mineralogical investigations are routinely conducted to support ongoing performance optimization. The plant continuously performs tests to improve silver recovery and reduce operating costs, even when current performance falls within expected parameters. This test work is conducted by the on-site Metallurgical Laboratory.

The presence of manganese in the mineralized material has been identified as a limiting factor for silver recovery. Several tests were performed on high-manganese material to assess the effectiveness of roasting as a pre-conditioning step prior to cyanide leaching. Some tests achieved silver recoveries between 57% and 73%, supporting the potential inclusion of a roasting circuit for processing material from FTSF No. 4.

Additional roasting tests were conducted on ROM material with high manganese content, which is refractory in nature. Samples from the Buenos Aires deposit yielded silver recoveries of 68% to 71% after roasting followed by leaching. Although the roasting circuit is currently inactive, studies are ongoing to determine the required modifications to the cooling stage and material handling systems to enable its commissioning.

The metallurgical recovery projections in the LOM plan are supported by both the historical performance of the processing plant and results from recent testing. Recovery variability is addressed by assigning different recovery assumptions to specific geological domains. The average annual silver recovery projected in the LOM plan ranges from 60% to 68%.

The doré produced at La Encantada contains 60% to 85% silver, depending on the presence of base metals such as copper, lead, and zinc. The silver content affects the treatment charges, which are calculated based on the weight of the doré. These charges were incorporated into the cut-off grade calculations and the economic analysis supporting the LOM plan.

Summary of Mineral Resource and Mineral Reserve Estimates

Mineral Resource Estimates

The geological modelling, data analysis, and block model resource estimates for La Encantada were completed by Karla Michelle Calderon, CPG., a Senior Resource Geologist for First Majestic. The block model Mineral Resource estimates for La Encantada are based on the current database of exploration drill holes and production channel samples, the underground level geological mapping, the geological interpretation and model, the surface topography, and underground mining excavation wireframes. The combined drill hole and channel sample database for La Encantada was reviewed and verified by the resource geologists and supports that the QA/QC programs were reasonable.

The Mineral Resource estimates for the deposits at La Encantada are constrained by 3D geological interpretation and resource domain models constructed from drill hole core logs, drill hole and production channel sample assay intervals, and underground geological maps produced by the mine’s geology staff. Silver estimates are restricted to detailed wireframe domain models. Thirty-seven resource domains were constructed for the four mine areas.

Exploratory data analysis was completed for silver assay sample values to assess the statistical and spatial character of the sample data. Boundary analysis was completed to review the change in metal grade across the domain contacts.

To assess the statistical character of the composite samples within each of the domains, data were declustered to account for over-sampling in certain regions. Composite lengths vary from 1-2 m by domain, with short residual composite samples left at the end of the vein intersection added to the previous interval.

The drill hole and channel composite samples were evaluated for high-grade outliers. Capping of composite sample values was limited to a select few extreme values. Outlier restriction was also used to restrict the influence of high-grade samples.

Bulk density for the resource domains was either estimated into the block models from the SG core data or the mean SG value was assigned.

Block models were prepared for each domain. Ten block models were used in resource estimation. A sub-blocked octree model type was created that consists of primary parent blocks that were sub-divided into smaller sub-blocks. Silver grades were estimated into the parent blocks and domains were evaluated into the sub-blocks.

Silver block model estimates were completed for all resource domains at La Encantada from composite samples captured within the respective resource domains. Block grades were estimated primarily by inverse distance squared and less commonly by ordinary kriging.

Grade estimation was completed in two successive passes of channel samples were used. The first pass used all composites, including channel samples, and only estimated blocks within a short distance from the channel samples. The second pass applied less restrictive criteria using only drill hole composites.

Validation was completed for each of the resource estimation domains in multiple steps including visual inspection, global grade bias checks, and swath plots. Overall, the block model validations demonstrated that the current resource estimates are a reasonable representation of the primary input sample data.

Mineral Resource estimates were classified as Indicated or Inferred based on the confidence in the geological interpretation and models, the confidence in the continuity of metal grades, the sample support for the estimation and reliability of the sample data, and on the presence of underground mining development providing detailed mapping and production channel sample support.

The Mineral Resource estimates were evaluated for reasonable prospects for eventual economic extraction by application of input parameters based on mining and processing information from the last 12 months of operations at La Encantada. Mineral Resource estimates are for silver only where Ag g/t = Ag-Eq g/t. Deswik Stope Optimizer software was used to identify the blocks representing mineable volumes that exceed the cut-off value while complying with the aggregate of economic parameters.

Models of the underground mining excavations were evaluated into the block models for all resource domains. These modelled volumes were used to deplete the block model prior to tabulating the Mineral Resources. Regions within the mine that are in situ but judged to be un-mineable were also removed from the Mineral Resource estimates.

The estimates have an effective date of December 31, 2024. Indicated Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. The Qualified Person for the estimate is Karla Michelle Calderon, CPG, a Senior Resource Geologist for First Majestic. The Mineral Resource estimates for La Encantada are summarized in Table 13 and Table 14 using the Ag-Eq cut-off grades appropriate for the mining method assigned to each domain.

Table 13: La Encantada Mineral Resource Estimate Statement, Indicated Category

(effective date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades	Metal Content
		k tonnes	Ag (g/t)	Ag (k Oz)	Ag-Eq (k Oz)
Indicated Ojuelas & Cuerpo 660 (UG)	Oxides + Mixed	1,100	193	6,830	6,830
Indicated Veins Systems (UG)	Oxides	892	273	7,820	7,820
Indicated San Javier Milagros Complex (UG)	Oxides	1,125	118	4,280	4,280
Indicated Tailings Deposit No. 4	Oxides	2,773	118	10,510	10,510

Total Indicated (UG + Tailings)	All Mineral Types	5,890	155	29,440	29,440

Table 14: La Encantada Mineral Resource Estimate Statement, Inferred Category

(effective date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades	Metal Content
		k tonnes	Ag (g/t)	Ag (k Oz)	Ag-Eq (k Oz)
Inferred Ojuelas & Cuerpo 660 (UG)	Oxides + Mixed	293	160	1,510	1,510
Inferred Prieta Complex (UG)	Oxides	207	192	1,280	1,280
Inferred Veins Systems (UG)	Oxides	1,260	237	9,610	9,610
Inferred San Javier Milagros Complex (UG)	Oxides	219	96	670	670
Inferred Tailings Deposit No. 4	Oxides	458	117	1,730	1,730

Total Inferred (UG + Tailings)	All Mineral Types	2,438	189	14,800	14,800

(1)	Mineral Resource estimates are classified per CIM Definition Standards (2014) and NI 43-101.
(2)	Mineral Resource estimates are based on internal estimates with an effective date of December 31, 2024.
(3)	Mineral Resource estimates were supervised or reviewed by Karla Michelle Calderon, CPG, Qualified Person for First Majestic, per NI 43-101.
(4)	The Silver-equivalent grade (Ag-Eq) equals the silver grade (Ag).
(5)	Metal price for mineral resource estimates was $28.00/oz Ag.
(6)

The cutoff grades used to constrain the Mineral Resource estimates are 80 g/t Ag for sub-level caving at Ojuelas, 150 g/t Ag for cut and fill at Conejo, 135 g/t Ag for cut and fill at Vein System (Buenos Aires, 990, Azul y Oro), 105 g/t Ag for bodies in the Vein System (Cuerpo El Regalo, Cuerpo Marisela), 105 g/t Ag for Longhole at Vein System (Bonanza, C236), 70 g/t Ag for bodies at Veta Dique San Francisco, 70 g/t for bodies at San Javier and Milagros Breccias, and 108 g/t Ag for Tailings Deposit No.4.

(7)	Mineral Resources are reported within mineable stope shapes using the cutoff grade calculated using the stated metal prices and metal recoveries.
(8)	No dilution was applied to the Mineral Resources which are reported on an in-situ basis.
(9)	Tonnage is expressed in thousands of tonnes; metal content is expressed in thousands of ounces. Totals may not add up due to rounding.
(10)	Measured and Indicated Mineral Resources are reported inclusive of Mineral Reserves. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

Risk factors that could materially impact the Mineral Resource estimates include: metal price and exchange rate assumptions; changes to the assumptions used to generate the silver-equivalent grade cut-off grade; changes in the interpretations of mineralization geometry and continuity of mineralized zones; changes to geological and mineralization shape and geological and grade continuity assumptions; changes to geotechnical, mining, and metallurgical recovery assumptions; changes to the assumptions related to the continued ability to access the site, retention of mineral and surface right titles, maintaining required environmental and other regulatory permits, and maintaining the social license to operate. The production channel sampling method has some possibility of non-representative sampling that could bias the grade estimates higher or lower.

Mineral Reserve Estimates

The Mineral Reserve estimation process involves converting Mineral Resources to Mineral Reserves by identifying material that exceeds the mining cut-off grades and conforms to the geometrical constraints defined by the selected mining method. Modifying factors, such as mining methods, mining recovery, dilution, sterilization, depletion, cutoff grades, geotechnical conditions, metallurgical factors, infrastructure, operability, safety, environmental, regulatory, saleability of products, social and legal factors. These factors were applied to produce mineable stope shapes. The Mineral Reserves estimate for La Encantada is provided in Table 15.

Table 15: La Encantada Mineral Reserves Statement (Effective Date December 31, 2024)

Category / Area	Mineral Type	Tonnage	Grades		Metal Content
		k tonnes	Ag (g/t)	Ag-Eq (g/t)	Ag (k Oz)	Ag-Eq (k Oz)
Prieta Complex: Ojuelas	Oxides	1,106	154	154	5,469	5,469
Milagros Breccia	Oxides	1,742	88	88	4,935	4,935
Veins Systems	Oxides	540	258	258	4,479	4,479

Total Probable	Oxides	3,388	137	137	14,883	14,883

(1)	Mineral Reserves are classified per CIM Definition Standards (2014) and NI 43-101.
(2)

Mineral Reserves are effective December 31, 2024, are derived from Measured & Indicated Resources, account for depletion to that date, and are reported with a reference point of mined ore delivered to the plant.

(3)	Reserve estimates were supervised or reviewed by Andrew Pocock, P.Eng., Qualified Person for First Majestic per NI 43-101.
(4)	Silver-equivalent grade (Ag-Eq) is silver grade and is included for consistency across all material properties.
(5)

Metal prices considered for Mineral Reserves estimates were $26.00/oz Ag. Other key assumptions and parameters include: metallurgical recoveries of 59% for Prieta Complex: Ojuelas, weighted average of 55% for Veins Systems and 70.8% for Milagros Breccia; costs ($/t): direct mining $44.4 cut & fill, $26.7 longhole stoping, $11.77 sub level caving, processing $20.69 mill feed, indirect/G&A $13.41, and sustaining of $6.47.

(6)

A two-step cutoff approach was used per mining method: A general cutoff grade defines mining areas covering all associated costs; and a 2nd pass incremental cutoff includes adjacent material covering only its own costs, excluding shared general development access & infrastructure costs which are covered by the general cutoff material.

(7)

Modifying factors for conversion of resources to reserves include but are not limited to consideration for mining methods, mining recovery, dilution, sterilization, depletion, cutoff grades, geotechnical conditions, metallurgical factors, infrastructure, operability, safety, environmental, regulatory, social, and legal factors. These factors were applied to produce mineable stope shapes.

(8)	Tonnage in thousands of tonnes, metal content in thousands of ounces, prices/costs in USD. Numbers are rounded per guidelines; totals may not sum due to rounding.

Factors which may materially affect the Mineral Reserve estimates for the La Encantada mine include fluctuations in commodity prices and exchange rate assumptions used; material changes in the underground stability due to geotechnical conditions which could increase unplanned dilution and mining loss; unexpected variations in equipment productivity; material reduction in the capacity to process the mineralized material at the planned throughput and unexpected reduction of the metallurgical recoveries; higher than anticipated geological variability; cost escalation due to external economic factors; changes in the taxation considerations; the ability to maintain constant access to all working areas; changes to the assumed permitting and regulatory environment under which the mine plan was developed; the ability to maintain mining concessions and/or surface rights; the ability to renew agreements with the different surface owners in the La Encantada area; and the ability maintain the social and environmental licenses to operate.

Mining Operations

The La Encantada mine operation consists of an underground mine. The deposits vary in dip, thickness, and geotechnical conditions along strike and dip. Multiple mining methods including sublevel caving, longhole stoping and cut and fill mining are required to achieve the maximum efficient extraction of mineralization.

Sub-level caving is used for the bulk tonnage Ojuelas deposit. Longhole stoping is being used for near-vertical structures that are consistent along strike and length and have competent wall rock. Cut and fill is used in areas of poorer ground conditions and strong alterations in the hanging wall and footwall.

Ground conditions throughout most of the La Encantada mine are considered good. In contrast, the mineralized breccia and massive lens-type deposits form weak, soft material that lends itself to caving mining methods. The vein deposits possess fair rock quality and are hosted in competent limestone. Waste pillars are left where necessary to increase stability in longhole stoping.

All working areas are above the water table which is at 1,424 masl. The main water inflow comes from surface filtration during the rainy season.

Ventilation for the Prieta complex is primarily supplied through the Esperanza ramp and 660 vent raise and extracted through the Maria Isabel shaft (113 kcfm). For the La Encantada mine, fresh air enters via the old Plomo area and Guadalupe mine portal and is exhausted through the main vent raise.

The LOM development schedule is presented in Table 16, and the LOM production schedule is presented in Figure 17.

Table 16: Development Schedule for La Encantada

Type	Size (m)	2025	2026	2027	Total
Main Access Ramp	4.0 x 4.5	2,142	1,886	1,284	5,312
Main Level Access	4.0 x 4.0	678	597	407	1,683
Ancillary	4.0 x 4.0	3,668	3,230	2,199	9,097
Ventilation Raises	2.5 diam	119	104	71	294

Total Waste Development		6,607	5,817	3,961	16,385

Ore Development	4.0 x 4.0	2,297	1,621	1,414	5,332

Total Development		8,904	7,438	5,375	21,717

Figure 17: LOM Production Schedule

Note: Figure Prepared by First Majestic, April 2025.

Processing and Recovery Operations

The facility is divided into two primary areas: Plant No. 1, which includes the crushing and grinding circuits, and Plant No. 2, which contains the leaching circuit. The process utilizes cyanide tank leaching followed by Merrill-Crowe precipitation to produce silver doré bars from ground ROM ore. The crushing and grinding circuits are designed for 3,400 tpd, while the leaching circuit has a capacity of 4,500 tpd.

ROM material is delivered to a 300-tonne steel coarse ore bin equipped with a grizzly feeder. Oversized material is sent to a primary jaw crusher, then combined with undersized material and conveyed to two primary vibrating screens. The crushing circuit operates 18 hours per day.

The grinding section features three ball mills with a nominal capacity of 3,400 tpd.

In the leaching circuit, cyanide and lime (as a pH modifier) are added to the slurry. Cyclone overflow is directed to a 125-foot primary thickener, whose underflow feeds 12 agitated leach tanks providing 50 hours of residence time (first leaching stage). Overflow from the last tank proceeds to an intermediate thickener, where the pregnant solution overflows and the underflow feeds a second leaching stage with five additional agitated tanks for a further 22 hours.

The pregnant leach solution (“PLS”) is clarified and filtered through three autojet pressure filters and stored in a 1,200 m³ tank before being deaerated and sent to three press filters. PLS production averages 18,000 m³/day at a grade of 17 g/t Ag. The resulting precipitate is dried and smelted in two induction furnaces, yielding 23-kg doré bars. The Merrill-Crowe system has a capacity of 550 kg doré per day.

The CCD circuit consists of four 125-foot thickeners in series. Overflow and underflow streams are systematically recycled to maximize solution recovery. Final tailings are filtered through three press-filters and deposited in the filtered tailings storage facilities.

In 2018, a roasting plant was added to reprocess tailings. However, operational issues during ramp-up, particularly in the cooling and materials handling stages, led to the circuit being placed on care and maintenance pending resolution.

Infrastructure, Permitting and Compliance Activities

The existing infrastructure at La Encantada can support current mining and mineral processing activities and the LOM plan.

Most of the operation’s support facilities are located near Plant No. 1 and include administrative offices, a medical clinic, warehouse, assay laboratory, core shed, fuel storage facilities, mine compressor building, surface maintenance shop, mine dry, water storage tanks and contractor offices. The mine camp is located approximately 1 km west of Plant No. 1 and the First Majestic-owned airstrip is approximately 6 km west of the mine camp.

Operations personnel are transported by passenger buses from the city of Múzquiz and the town of Ocampo. All equipment, supplies and materials are brought in by road.

The Waste Rock Storage Facilities (“WRSFs”) consists of eight different storage locations. WRSF No. 1 to 6 are active and located south, WRSF No. 7 is inactive and located north, and WRSF No. 8 is active and located between the other locations. FTSF No. 5 is currently in operation and FTSF No. 4 is inactive. Rainwater management includes two main diversion channels. The current storage capacity of FTSF No. 5 is 1.9 Mt of filtered tailings which represents 1.5 years at the current throughput rates. An Environmental Impact Manifestation was received in late 2024 for an expansion of FTSF No. 5. The expansion adds 7.1 Mt taking the total capacity to 7.4 years of production, sufficient to support the LOM plan.

First Majestic’s camp facilities include 160 housing units for workers and staff with 440 beds, a new 180-person kitchen/dining area for salaried staff, accommodations for contractor managers and visitors, offices for union representatives, an elementary school, a chapel, a grocery store, and recreational facilities.

The electric power for the operation and supporting infrastructure is generated on-site. Additional rental portable generators are installed on an as needed basis. Power demand is currently 7.3 MW per month, which is being supplied by seven natural gas generators. Four 1.1 MW MTU units, one 1.9 MW CAT unit, and two 0.8 MW Siemens units.

Fresh water for the offices and employee housing is obtained from a well located in the underground mine. Industrial water for the mine and plant is obtained from a series of wells located 25 km away. This water is pumped to site and stored in a series of storage tanks located throughout the plant and mine facilities.

The La Encantada mine has all the necessary permits for current mining and processing operations, such as an operating license for mining and mineral processing activities, a mine water use permit, an environmental impact assessment for the La Encantada mine, processing plants and tailings management facility, and a permit for power generation.

In February 2024, the La Encantada mine was distinguished as an ESR by the CEMEFI for the third consecutive year. The ESR award is given to companies operating in Mexico that achieve high performance and commitment to sustainable economic, social, and environmentally positive impact in all corporate life areas, including business ethics, engagement with the community, and preservation of the environment.

Environmental liabilities for the operation are typical of those that would be expected to be associated with an operating underground precious metals mine, including the future closure and reclamation of mine portals and ventilation infrastructure, access roads, processing facilities, power lines, filtered tailings deposits and all surface infrastructure that supports the operations. Other potential liabilities include industrial water management, petroleum spills and carbon emissions from mobile equipment. The reclamation work carried out at La Encantada in 2022 includes the conforming of terraces in the filtered tailings deposits in accordance with the design, reforestation and relocation of flora from areas to be impacted by subsidence.

Capital and Operating Costs

The La Encantada mine has a well-established cost management system and a good understanding of the costs of operation. Relevant key-performance indicators are compiled and analyzed on a monthly basis to monitor operational performance, analyze financial results, and prepare economic projections.

The LOM plan includes estimates for sustaining capital expenditures for the planned mining and processing activities. Sustaining capital expenditures are allocated for on-going development in waste, infill drilling, mine equipment rebuilding, equipment overhauls or replacements, plant maintenance and on-going refurbishing. Table 18 presents the summary of the sustaining and expansionary capital expenditures.

Table 18: La Encantada Mining Capital Costs Summary (Sustaining Capital)

Type(M USD)	Total	2025	2026	2027
Mine Development	$16.6	$5.6	$5.6	$5.4
Property, Plant & Equipment	$12.4	$4.2	$4.2	$4.0
Other Sustaining Costs	$4.1	$1.3	$1.6	$1.2

Total Sustaining Capital Costs	$33.0	$11.0	$11.4	$10.7

Near Mine Exploration	$1.5	$0.5	$0.5	$0.5

Total Capital Costs	$34.6	$11.5	$11.9	$11.2

A summary of the La Encantada operating costs resulting from the LOM plan and the economic model used for assessing economic viability is presented in Table 19. A summary of the annual operating expense is presented in Table 20.

Table 19: La Encantada Operating Costs

Type	$/tonne milled
Mining Cost	15
Processing Cost	20.7
Indirect Costs	13.4

Total Production Cost	49.1

Selling Cost	0.8

Total Cash Cost	49.9

Table 20: La Encantada Annual Operating Costs

Type(M USD)	Total	2025	2026	2027
Mining Cost	$52.8	$17.7	$17.9	$17.2
Processing Cost	$72.7	$24.4	$24.6	$23.7
Indirect Costs	$47.2	$15.8	$16.0	$15.4

Total Production Cost	$172.7	$58.0	$58.4	$56.3

Selling Costs	$2.7	$0.9	$0.9	$0.9

Total Cash Cost	$175.5	$58.9	$59.3	$57.2

Exploration, Development and Production

The Qualified Persons recommend a two-phase program of work. Activities in Phase 2 are contingent upon the successful completion of corresponding activities in Phase 1:

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Phase 1 – Exploration consists of a recommended annual 9,000 m drilling program, comprising 1,000 m of infill drilling for short-term production, 4,000 m of near-mine drilling for mid-term projections, and 4,000 m of brownfield surface drilling to identify additional resources. The drilling program is estimated to cost $1.2 million per year, excluding underground access development costs. An additional $200,000 per year is allocated for a prospect generation program that includes prospecting, mapping, geochemical, and geophysical surveys. These exploration efforts are part of a multi-year plan and should be reviewed annually. The total estimated expenditure for Phase 1 is $1.4 million per year, or approximately $7.2 million over five years.

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Phase 2 – Roasting involves capital upgrades to the existing, inoperative roasting circuit. The estimated cost of the required improvements ranges from $20 million to $30 million. Ongoing study and process optimization are recommended to potentially reduce capital expenditures and enhance cost-efficiency. Phase 2 will proceed only if supported by the outcomes of Phase 1. It is recommended to continue exploring opportunities to reduce capital costs and optimize the process to achieve a more cost-effective solution.

The proposed work can be carried out concurrently, with a total estimated expenditure across both phases ranging from $21.2 million to $31.2 million.

CAPITALIZATION

The applicable Prospectus Supplement will describe any material change in, and the effect of such material change on, the share and loan capitalization of the Company that will result from the issuance of Securities pursuant to such Prospectus Supplement. There have been no material changes to the Company’s share and loan capitalization since June 30, 2025, the date of the Company’s Interim Financial Statements.

USE OF PROCEEDS

The use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement relating to a specific offering and sale of Securities. Unless otherwise specified in a Prospectus Supplement, among other potential uses, the Company may use the net proceeds for general working capital purposes, for expansion of existing operations, and for one or more other general corporate purposes including to complete corporate acquisitions, to, directly or indirectly, finance future growth opportunities and to repay existing or future indebtedness. More detailed information regarding the use of proceeds and the amount of net proceeds to be used for any such purposes will be set forth in any applicable Prospectus Supplement. The Company may invest net proceeds which it does not immediately use. Such investments may include short-term marketable investment grade securities. Management of the Company will retain broad discretion in allocating the net proceeds of any offering of Securities under this Prospectus and the Company’s actual use of the net proceeds will vary depending on the availability and suitability of investment opportunities and its operating and capital needs from time to time. All expenses relating to an offering of Securities and any compensation paid to underwriting dealers or agents as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

The Company may, from time to time, issue securities (including Securities) other than pursuant to this Prospectus.

SELLING SECURITYHOLDERS

This Prospectus may also, from time to time, relate to the offering of the Securities by way of a secondary offering (each, a “Secondary Offering”) by one or more Selling Securityholders.

The terms under which Securities may be offered by Selling Securityholders will be described in the applicable Prospectus Supplement. The Prospectus Supplement for or including any offering of Securities by Selling Securityholders will include, without limitation, where applicable: (i) the names of the Selling Securityholders; (ii) the number and type of Securities owned, controlled or directed by each Selling Securityholder; (iii) the number of Securities being distributed for the accounts of each Selling Securityholder; (iv) the number of Securities to be owned, controlled or directed by each Selling Securityholder after the distribution and the percentage that number or amount represents out of the total number of outstanding Securities; (v) whether the Securities are owned by the Selling Securityholders, both of record and beneficially, of record only or beneficially only; (vi) if a Selling Securityholder purchased any of the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the date or dates the Selling Securityholder acquired the Securities; and (vii) if a Selling Securityholder acquired the Securities held by him, her or it in the 12 months preceding the date of the Prospectus Supplement, the cost thereof to the Selling Securityholder in the aggregate and on a per security basis.

PLAN OF DISTRIBUTION

The Company may, from time to time, during the 25-month period that this Prospectus remains valid, offer for sale and issue Securities.

The Company may sell the Securities, separately or together, to or through underwriters, dealers or agents, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters, dealers or agents and any fees or compensation payable to them in connection with the offering and sale of a particular series or issue of Securities, the public offering price or prices of the Securities and the proceeds to the Company from the sale of the Securities. Any initial offering price and discounts, concessions or commissions allowed or paid to dealers may be changed from time to time.

In addition, the Securities may be offered and issued in consideration for the acquisition of other businesses, assets or securities by the Company or one of its subsidiaries. The consideration for any such acquisition may consist of Securities separately, a combination of Securities or any combination of, among other things, Securities, cash and assumption of liabilities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including in transactions that are deemed to be “at-the-market distributions” as defined in NI 44- 102, including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution of the applicable Securities. If, in connection with the offering of Securities at a fixed price or prices, the underwriters, dealers or agents have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters, dealers or agents will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters, dealers or agents to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

No underwriter of an “at-the-market distribution” and no person or company acting jointly or in concert with such an underwriter, may, in connection with such a distribution, enter into any transaction that is intended to stabilize or maintain the market price of the Securities or Securities of the same class as the Securities distributed under this Prospectus and Prospectus Supplement, including selling an aggregate number or principal amount of Securities that would result in an underwriter creating an over-allocation position in the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, Subscription Receipts, Warrants and Units will not be listed on any securities exchange. Consequently, unless otherwise specified in the applicable Prospectus Supplement, there is no market through which the Subscription Receipts, Warrants and Units may be sold and purchasers may not be able to resell any such Securities purchased under this Prospectus. This may affect the pricing of the Subscription Receipts, Warrants and Units in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation. No assurances can be given that a market for trading in Securities of any series or issue will develop or as to the liquidity of any such market, whether or not the Securities are listed on a securities exchange. See “Risk Factors”.

DESCRIPTION OF SECURITIES

The following is a brief summary of certain general terms and provisions of the Securities as at the date of this Prospectus. The summary does not purport to be complete and is indicative only. The specific terms of any Securities to be offered under this Prospectus, and the extent to which the general terms described in this Prospectus apply to such Securities, will be set forth in the applicable Prospectus Supplement. Moreover, a Prospectus Supplement relating to a particular offering of Securities may include terms pertaining to the Securities being offered thereunder that are not within the terms and parameters described in this Prospectus.

Common Shares

The Company is authorized to issue an unlimited amount of Common Shares, without par value, of which, as of September 23, 2025, 489,818,335 are issued and outstanding. As of September 23, 2025, there are also outstanding the following securities under our long-term incentive plan which may be exercised or settled for Common Shares: options outstanding to purchase up to 8,640,822 Common Shares, 1,525,127 Restricted Share Units, 1,142,521 Performance Share Units and 30,161 Deferred Share Units. In addition, the Company has an aggregate of $230,000,000 principal amount outstanding of 0.375% unsecured convertible senior notes due January 15, 2027 (the “2027 Notes”). Upon conversion, holders of the 2027 Notes will receive Common Shares based on an initial conversion rate, subject to adjustment, of 60.3865 Common Shares per $1,000 principal amount of 2027 Notes (which represents an initial conversion price of approximately $16.56 per share). The 2027 Notes are governed by an indenture (the “Note Indenture”) entered into between the Company and Computershare Trust Company, N.A. on December 2, 2021. A copy of the Note Indenture is available under the Company’s profile at www.sedarplus.ca.

Holders of Common Shares are entitled to one vote per Common Share at all meetings of the Company’s shareholders, to receive dividends as and when declared by the directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company. There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

Subscription Receipts

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. Subscription Receipts may be issued at various times which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants, Units or any combination thereof. The Subscription Receipts may be offered separately or together with other Securities, as the case may be. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between the Company and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by the Escrow Agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). If underwriters, dealers or agents are used in the sale of any Subscription Receipts, one or more of such underwriters, dealers or agents may also be a party to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriter, dealer or agent.

The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable Subscription Receipt Agreement. Purchasers of Subscription Receipts should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the

Subscription Receipts. A copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts will be filed by the Company with the securities regulatory authorities in the applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Subscription Receipts will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of the Subscription Receipts being offered;

•	the price at which the Subscription Receipts will be offered;

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the designation, number and terms of the Common Shares, Warrants, Units or any combination thereof to be received by the holders of the Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

•	the identity of the Escrow Agent;

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the conditions (the “Release Conditions”) that must be met in order for holders of the Subscription Receipts to receive, for no additional consideration, Common Shares, Warrants, Units or any combination thereof;

•	the procedures for the issuance and delivery of the Common Shares, Warrants, Units or any combination thereof to holders of the Subscription Receipts upon satisfaction of the Release Conditions;

•	whether any payments will be made to holders of the Subscription Receipts upon delivery of the Common Shares, Warrants, Units or any combination thereof upon satisfaction of the Release Conditions;

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the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of the Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

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the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to the Company upon satisfaction of the Release Conditions and if the Subscription Receipts are sold to or through underwriters, dealers or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters, dealers or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

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procedures for the refund by the Escrow Agent to holders of the Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

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any contractual right of rescission to be granted to initial purchasers of the Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

•	any entitlement of the Company to purchase the Subscription Receipts in the open market by private agreement or otherwise;

•	if the Subscription Receipts are issued as a Unit with another Security, the date, if any, on and after which the Subscription Receipts and the other Security will be separately transferable;

•	whether the Company will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

•	whether the Company will issue the Subscription Receipts as bearer securities, as registered securities or both;

•	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation,

reclassification or other material change of the Common Shares, Warrants or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Subscription Receipts on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of the Company. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants, Units or a combination thereof on exchange or conversion of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to the Company (and, if the Subscription Receipts are sold to or through underwriters, dealers or agents, a portion of the Escrowed Funds may be released to such underwriters, dealers or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of votes of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend the Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holders of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

Warrants

The following description sets forth certain general terms and provisions of Warrants that may be issued hereunder and is not intended to be complete. The Warrants may be offered separately or together with other Securities, as the case may be. Warrants may be issued at various times under one or more warrant agreements or warrant indentures to be entered into by the Company and one or more banks or trust companies acting as warrant agent.

The statements made in this Prospectus relating to any warrant indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the applicable warrant indenture, if any. Potential purchasers of Warrants should refer to the warrant indenture, if any, relating to the specific Warrants being offered for the complete terms of the Warrants. A copy of any warrant indenture, if any, relating to an offering or Warrants will be filed by the Company with the securities regulatory authorities in applicable Canadian offering jurisdictions and with the SEC after the Company has entered into it.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the designation, number and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire, including any “early termination” provisions;

•	the exercise price of the Warrants;

•	if the Warrants are issued as a Unit with another Security, the date, if any, on and after which the Warrants and the other Security will be separately transferable;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

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provisions as to modification, amendment or variation of the warrant indenture or any rights or terms of such Warrants, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares or Units, any other reorganization, amalgamation, merger or sale of all or substantially all of the Company’s assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

•	whether the Company will apply to list the Warrants on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms and conditions of the Warrants.

Warrant certificates will be exchangeable for new Warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities underlying the Warrants. The Company may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, in the manner set forth in the applicable indenture(s) or certificates, including to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

Units

The following description sets forth certain general terms and provisions of the Units that may be issued hereunder and is not intended to be complete. Units may be issued at various times comprising any combination of the other Securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security composing such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included Security comprising part of such Unit). The Units may be offered separately or together with other Securities, as the case may be.

The particular terms of each issue of Units will be described in the related Prospectus Supplement. This description may include, but is not limited to, any of the following, if applicable:

•	the designation and aggregate number of Units;

•	the price at which the Units will be offered;

•	the designation and terms of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the Units;

•	whether the Units will be issued in fully registered or global form;

•	whether the Company will apply to list the Units on any securities exchange;

•	the material United States and Canadian federal income tax consequences of owning the Units, including how the purchase price paid will be allocated among the Securities comprising the Units; and

•	any other material terms and conditions of the Units.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada of acquiring, owning and disposing of any of the Securities offered thereunder. The applicable Prospectus Supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of the Securities offered thereunder by an initial investor who is subject to United States federal taxation. Investors should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult their own tax advisors with respect to their own particular circumstances.

PRIOR SALES

A description of prior sales of the Securities will be provided as required in each Prospectus Supplement to this Prospectus.

MARKET FOR SECURITIES

The Common Shares are listed and posted for trading on the TSX in Canada, and on the NYSE in the United States, under the symbol “AG”. Trading price and volume of the Common Shares will be provided as required in each Prospectus Supplement to this Prospectus.

RISK FACTORS

Before deciding to invest in any Securities, prospective purchasers of the Securities should consider carefully the risk factors and the other information contained in and incorporated by reference into this Prospectus and any applicable Prospectus Supplement relating to a specific offering of Securities before purchasing the Securities. An investment in the Securities offered hereunder is speculative and involves a high degree of risk. Information regarding the risks affecting the Company and its business is provided in the documents incorporated by reference in this Prospectus, including in the Company’s most recent annual information form under the heading “Risk Factors”. Additional risks and uncertainties not known to the Company or that management currently deems immaterial may also impair the Company’s business, financial condition, results of operations or prospects. See “Documents Incorporated by Reference”.

No Assurance of Active or Liquid Market

No assurance can be given that an active or liquid trading market for the Common Shares will be sustained. If an active or liquid market for the Common Shares fails to be sustained, the prices at which such shares trade may be adversely affected. Whether or not the Common Shares will trade at lower prices depends on many factors, including the liquidity of the Common Shares, the markets for similar securities, general economic conditions and the Company’s financial condition, historic financial performance and future prospects.

There is no market for the Warrants, Subscription Receipts or Units and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of such Securities on any securities exchange. If the Warrants, Subscription Receipts or Units are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities and other factors including general economic conditions and the Company’s financial condition. There can be no assurance as to the liquidity of the trading market for the Warrants, Subscription Receipts or Units or that a trading market for these securities will develop.

Public Markets and Share Prices

The market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on the TSX, NYSE or any other stock exchange could be subject to significant fluctuations in response to variations in the Company’s financial results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange regardless of the financial performance of the Company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the financial performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that become listed and posted for trading on a stock exchange. There can be no assurance of the price at which the Common Shares that become listed and posted for trading on a stock exchange will trade.

Additional Issuances and Dilution

The Company may issue and sell additional securities of the Company from time to time. The Company cannot predict the size of future issuances of securities of the Company or the effect, if any, that future issuances and sales of securities will have on the market price of any securities of the Company that are issued and outstanding from time to time. Sales or issuances of substantial amounts of securities of the Company, or the perception that such sales could occur, may adversely affect prevailing market prices for the securities of the Company that are issued and outstanding from time to time. With any additional sale or issuance of securities of the Company, holders will suffer dilution with respect to voting power and may experience dilution in the Company’s earnings per share. Moreover, this Prospectus may create a perceived risk of dilution resulting in downward pressure on the price of the Company’s issued and outstanding Common Shares, which could contribute to progressive declines in the prices of such securities.

Discretion Regarding Use of Proceeds

Management of the Company will have broad discretion with respect to the application of net proceeds received by the Company from the sale of Securities under this Prospectus or a future Prospectus Supplement and may spend such proceeds in ways that do not improve the Company’s results of operations or enhance the value of the Common Shares or its other securities issued and outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of the securities of the Company issued and outstanding from time to time to decline.

INTERESTS OF EXPERTS

The financial statements of First Majestic incorporated in this Prospectus by reference and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm, given upon their authority, as experts in accounting and auditing. Deloitte LLP is independent with respect to the Company within the meaning of the U.S. Securities Act and the applicable rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board (United States) (PCAOB) and within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

The audited financial statements of Gatos Silver, Inc. as of and for the years ended December 31, 2024 and December 31, 2023, together with the notes thereto and the report of the independent auditor thereon, which are included in the Business Acquisition Report dated April 11, 2025 that is incorporated by reference herein, have been audited by Ernst & Young LLP, as set forth in the independent auditor’s report thereon dated February 27, 2025, and incorporated herein by reference. Ernst & Young LLP was the auditor of Gatos Silver, Inc. for the years ended December 31, 2024 and December 31, 2023, and throughout the period covered by the financial statements of Gatos Silver, Inc. on which Ernst & Young LLP reported, Ernst & Young LLP was independent of Gatos Silver, Inc. within the meaning of the independence rules and standards of the American Institute of Certified Public Accountants (“AICPA”) and within the meaning of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario.

María Elena Vázquez Jaimes, P.Geo., David Rowe, CPG, Andrew Pocock, P.Eng., Gonzalo Mercado, P.Geo., Michael Jarred Deal, RM SME and Karla Michelle Calderon Guevara, CPG, prepared certain technical reports or information relating to the Company’s material mining properties. Mr. Mercado is the Vice-President of Exploration and Technical Services at the Company, Mr. Deal is the Company’s Vice-President of Metallurgy and Innovation, Ms. Vázquez Jaimes is the Company’s Geological Database Manager, Mr. Rowe is the Company’s Director of Mineral Development and Mr. Pocock is the Company’s Director of Reserves and Ms. Calderon Guevara is a Senior Resource Geologist at the Company. Each of Mr. Mercado, Mr. Deal, Ms. Vázquez Jaimes, Mr. Rowe, Mr. Pocock and Ms. Calderon Guevara hold stock options, restricted share units and/or performance share units of the Company which represent less than 1% of the outstanding Common Shares.

Stephan Blaho, P.Eng., PEO, authored portions of the “Mineral Resource and Mineral Reserve Update, Los Gatos Joint Venture, Chihuahua, Mexico” with an effective date of July 1, 2024 (the “Los Gatos Technical Report”) described in the Company’s annual information form, which is incorporated by reference herein. Mr. Blaho no longer works for WSP Canada Inc., and as such, the Company is no longer relying upon the work of Mr. Blaho. WSP Canada Inc. should now be regarded as the expert with respect to the portions of the Los Gatos Technical Report previously attributed to Mr. Blaho.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon on behalf of the Company by Bennett Jones LLP, Vancouver, B.C., as to Canadian legal matters, and Dorsey & Whitney LLP, Vancouver, B.C. and Seattle, Washington, as to United States legal matters. As of the date hereof, the partners and associates of Bennett Jones LLP own, directly or indirectly, less than 1% of the Common Shares and the partners and associates of Dorsey & Whitney LLP own, directly or indirectly, less than 1% of the Common Shares. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents, as the case may be.

Keith Neumeyer, the President, Chief Executive Officer and a director of the Company, Thomas F. Fudge, Jr., a director the Company, Daniel Muñiz Quintanilla, a director of the Company, and Ayesha Hira, a director of the Company, reside outside of Canada. Messrs. Neumeyer, Fudge and Quintanilla and Ms. Hira have appointed the following agent for service of process in Canada:

Name of Person	Name and Address of Agent
Keith Neumeyer	Bennett Jones LLP 2500 Park Place 666 Burrard Street Vancouver, British Columbia V6E 2X8
Thomas F. Fudge, Jr.
Daniel Muñiz Quintanilla
Ayesha Hira

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the person has appointed an agent for service of process.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Company is governed by the laws of British Columbia and its principal place of business is outside the United States. The majority of the directors and officers of the Company and the experts named under “Interests of Experts” herein are resident outside of the United States and a substantial portion of the Company’s assets and the assets of such persons are located outside of the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Company, its directors or officers or such experts, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Company or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Company or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates, with an address at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement.

CONTRACTUAL RIGHTS OF RESCISSION

Original purchasers of Securities which are convertible, exchangeable or exercisable for other securities of the Company, including Subscription Receipts and Warrants if offered separately without any other Securities, will have a contractual right of rescission against the Company in respect of the conversion, exchange or exercise of such Securities. The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this Prospectus, the relevant Prospectus Supplement or an amendment thereto contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of such Securities under this Prospectus and the applicable Prospectus Supplement. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces or territories the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of this right of action for damages or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

First Majestic Silver Corp. (“we”, “us” or “our company”) is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “Act”).

Under Section 160 of the Act, we may, subject to Section 163 of the Act:

(1) indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request, or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties to which the eligible party is or may be liable; and

(2) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, and eligible proceeding.

“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding;

“proceeding” includes any legal proceeding or investigative action, whether current, threatened , pending or completed.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the Act, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•   if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•   if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our memorandum or articles;

•   if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•   in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of our company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, and despite any other provision of Part 5, Division 5 of the Act and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the Act, on application of our company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•   order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•   order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•   order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•   order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•   make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation.

Under our articles, and subject to the Act, we must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with our company on the terms of the indemnity contained in our articles.

Under our articles, and subject to the Act, we may agree to indemnify and may indemnify any person (including an eligible party). We have entered into indemnity agreements with certain of our directors and officers.

Pursuant to our articles, the failure of an eligible party to comply with the Act or our articles does not, of itself, invalidate any indemnity to which he or she is entitled under our articles.

Under our articles, we may purchase and maintain insurance for the benefit of an eligible person (or his or her heirs or legal personal representatives) against any liability incurred by him or her as a director, officer or person who holds or held such equivalent position.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

EXHIBITS

Exhibit	Description

4.1	Annual information form for the year ended December 31, 2024, except for the information contained under the headings “San Dimas Silver/Gold Mine, Durango and Sinaloa States, Mexico” and “La Encantada Silver Mine, Coahuila State, Mexico” therein, which have been superseded by the information contained herein under the headings “San Dimas Silver/Gold Mine” and “La Encantada Silver Mine”, respectively (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on April 1, 2025) (File No. 001-34984).

4.2	Audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023, and the notes thereto, together with the reports of independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on April 1, 2025) (File No. 001-34984).

4.3	Management’s discussion and analysis for the year ended December 31, 2024 (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of First Majestic Silver Corp., filed on April 1, 2025) (File No. 001-34984).

4.4	Management information circular, dated April 8, 2025, prepared in connection with the annual meeting of shareholders held on May 20, 2025 (incorporated by reference to Exhibit 99.3 to the Report on Form 6-K of First Majestic Silver Corp., filed on April 11, 2025) (File No. 001-34984).

4.5	Unaudited condensed interim consolidated financial statements as of June 30, 2025 and for the three and six months ended June 30, 2025 and June 30, 2024, together with the notes thereto (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of First Majestic Silver Corp., filed on August 14, 2025) (File No. 001-34984).

4.6	Management’s discussion and analysis for the quarter ended June 30, 2025 (incorporated by reference to Exhibit 99.2 to the Report on Form 6-K of First Majestic Silver Corp., filed on August 14, 2025) (File No. 001-34984).

4.7	Material change report, dated January 16, 2025.

4.8	Business acquisition report, dated April 11, 2025, filed in connection with the acquisition of Gatos Silver, Inc. (incorporated by reference to Exhibit 99.12 to the Report on Form 6-K of First Majestic Silver Corp., filed on April 14, 2025) (File No. 001-34984).

5.1	Consent of Deloitte LLP.

5.2	Consent of Maria Elena Vázquez Jaimes, P.Geo.

5.3	Consent of David Rowe, CPG.

5.4	Consent of Gonzalo Mercado, P.Geo.

5.5	Consent of Michael Jarred Deal, RM SME.

5.6	Consent of Karla Michelle Calderon, CPG.

5.7	Consent of Andrew Pocock, P.Eng.

5.8	Consent of Ramon Mendoza Reyes, P.Eng., P.Geo.

Exhibit	Description

5.9	Consent of Phillip J. Spurgeon, P.Geo.

5.10	Consent of Persio P. Rosario, P.Eng.

5.11	Consent of David Wanner, P.E.

5.12	Consent of WSP Canada Inc.

5.13	Consent of Dawn H. Garcia, PG, CPG.

5.14	Consent of Adam Johnston, FAusIMM CP (Metallurgy).

5.15	Consent of Ibrahim Karajeh, P.Eng., PEO, PMP.

5.16	Consent of William Richard McBride, P.Eng., PEO.

5.17	Consent of Mathew Oommen, Registered Member SME.

5.18	Consent of Ronald Turner, MAusIMM CP.

5.19	Consent of Matthew L. Fuller, L.E.G., P.Geo.

5.20	Consent of Ernst & Young LLP

6.1	Powers of Attorney (included on the signature page of this Registration Statement).

107	Filing Fee Table.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

First Majestic Silver Corp. undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

Concurrently with the filing of this Registration Statement, First Majestic Silver Corp. has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of First Majestic Silver Corp. shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, First Majestic Silver Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on September 25, 2025.

FIRST MAJESTIC SILVER CORP.

By:	/s/ Keith Neumeyer
Name: Keith Neumeyer
Title: President & Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Keith Neumeyer and David Soares, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on September 25, 2025:

Signature	Title

/s/ Keith Neumeyer Keith Neumeyer	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ David Soares David Soares	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Thomas F. Fudge, Jr. Thomas F. Fudge, Jr.	Director (Chairman of the Board of Directors)

/s/ Raymond Polman	Director
Raymond Polman

/s/ Ayesha Hira	Director
Ayesha Hira

Signature	Title

/s/ Marjorie Co	Director
Marjorie Co

/s/ Colette Rustad	Director
Colette Rustad

/s/ Daniel Muñiz Quintanilla	Director
Daniel Muñiz Quintanilla

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of First Majestic Silver Corp. in the United States, on September 25, 2025.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director